Exhibit 99.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

By and Between

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

and

GIBRALTAR FINANCIAL CORPORATION

Dated as of April 18, 2005

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of April 18, 2005, by and between BOSTON PRIVATE FINANCIAL HOLDINGS, INC., a Massachusetts corporation (the “Buyer”), and GIBRALTAR FINANCIAL CORPORATION, a savings and loan holding company registered under the Home Owners’ Loan Act of 1933 and incorporated in Florida (the “Seller”). The capitalized terms used in this Agreement, unless otherwise defined herein, are defined in Section 9.11.

WHEREAS, the boards of directors of each of the Buyer and the Seller have determined that it is in the best interests of their respective shareholders to consummate a business combination between Buyer and Seller, and have adopted and approved this Agreement and approved the business combination transactions provided for herein, in which, subject to the terms and conditions set forth herein, Seller will merge with and into the Buyer (such business combination, including the plan of merger in a form to be mutually agreed upon by Buyer and Seller) (the “Merger”);

WHEREAS, the parties intend that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a plan of reorganization for purposes of Sections 354 and 361 of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the Seller’s willingness to enter into this Agreement, the Buyer and each member of the Seller’s board of directors are entering into a registration rights agreement dated as of the date hereof covering the shares of the Seller Common Stock owned or controlled by such directors (the “Registration Rights Agreement”);

WHEREAS, also concurrently with the execution and delivery of this Agreement, as a condition and inducement to the Buyer’s willingness to enter into this Agreement, the Buyer and each member of the Seller’s board of directors are entering into shareholder voting agreements dated as of the date hereof covering in the aggregate 39% of the Seller Common Stock (the “Shareholder Voting Agreements”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I—THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Massachusetts Business Corporation Act (the “MBCA”) and Chapter 607 of the 2004 Florida Statutes (the “Florida Statutes”), at the Effective Time, the Seller shall merge with and into the Buyer. The Buyer shall be the surviving corporation (the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the laws of The Commonwealth of Massachusetts.

1.2 Alternative Transaction Structures. The parties agree that the Buyer may change the method of effecting the business combination with the Seller, and the Seller shall cooperate in such efforts, including, without limitation, by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect the rights and obligations of the parties or their respective shareholders hereunder); provided, however, that any actions taken pursuant to this Section 1.2 shall not (a) alter or change the kind or amount of consideration to be issued to holders of shares of common stock, par value $0.01 per share, of the Seller (“Seller Common Stock”) or the treatment of the Seller Options, or the other equity-based compensation plans as provided for in this Agreement,

(b) reasonably be expected to prevent, impede or delay receipt of any Requisite Regulatory Approval or the consummation of the transactions contemplated hereby, or (c) otherwise cause any closing condition not to be capable of being fulfilled (unless duly waived by the party or parties entitled to the benefits thereof).

1.3 Effective Time. The Merger shall become effective at the time and on the date when the articles of merger (the “Articles of Merger”) are received for filing and subsequently endorsed by the Secretary of State of The Commonwealth of Massachusetts. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

1.4 Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m. New York time on a date (the “Closing Date”) and at a place to be specified by the parties, which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that relate to action to be taken at the Closing), unless extended by mutual agreement of the parties.

1.5 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth herein and in the applicable provisions of the MBCA and the Florida Statutes.

1.6 Articles of Organization and Bylaws. The Articles of Organization of the Buyer, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of the Buyer, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.

1.7 Seller Bank Board Representation. At the Effective Time, the Board of Directors of Seller Bank shall consist of the current directors of Seller Bank and two additional persons designated by Buyer.

ARTICLE II—EFFECT OF THE MERGER ON THE SELLER CAPITAL STOCK;

EXCHANGE OF SHARES

2.1 Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any stockholder:

(a) Seller Common Stock. Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares, Dissenting Shares and Excess ESPP Shares, shall be converted into the right to receive, at the election of each holder thereof, but subject to the election and allocation procedures and other provisions of this Section 2.1 and possible adjustment as set forth in Section 2.4, either:

(i) that number of shares of Buyer Common Stock equal to the Exchange Ratio (the “Per Share Stock Consideration”), or

(ii) an amount in cash, without interest, equal to the Deal Value Per Share (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Consideration”).

(b) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Aggregate Cash Amount” means, subject to Section 2.1(c), One Hundred Thirty Million Dollars ($130,000,000) less the SARs Cash Amount; provided, however, that if, at the Effective Time, the aggregate number of shares of Seller Common Stock issuable upon exercise of then outstanding Seller Options exceeds the difference between (A) 115,225 less (B) the aggregate number of shares of Seller Common Stock issued upon exercise of Seller Options after the date hereof and prior to the Effective Time (such excess being referred to herein as the “Excess Option Shares”), then the

“Aggregate Cash Amount” shall be reduced by the product of (C) the Excess Option Shares and (D) an amount equal to the excess of the Deal Value Per Share over the weighted average exercise price of the options related to the Excess Option Shares at the Effective Time, in each case rounded to the nearest whole cent.

(ii) “Aggregate Seller Share Amount” shall equal 1,117,386 shares of Seller Common Stock (includes shares of Seller Restricted Stock); provided, however, that the Aggregate Seller Share Amount shall be increased by virtue of the issuance of any shares of Seller Common Stock upon the exercise from and after the date hereof and prior to the Effective Time of Seller Options outstanding on the date hereof.

(iii) “Aggregate Buyer Share Amount” shall, subject to Section 2.1(c), be equal to 4,255,336 shares of Buyer Common Stock; provided, however, that the “Aggregate Buyer Share Amount” shall be (x) increased by the product of (A) 7.6318 multiplied by (B) the number of shares of Seller Common Stock issued upon the exercise from and after the date hereof and prior to the Effective Time of Stock Options outstanding on the date hereof, and (y) decreased by the product of (A) the Exchange Ratio multiplied by the number of Exception Shares cancelled pursuant to Section 2.1(e) hereof, other than the 386 treasury shares as of the date hereof.

(iv) “Aggregate Closing Transaction Value” means the amount, in U.S. dollars, equal to the sum of (A) the product of (i) the Aggregate Buyer Share Amount multiplied by (ii) the Measurement Price, plus (B) $130,000,000, plus (C) the Aggregate SARs Exercise Price.

(v) “Aggregate SARs Amount” means the number of Seller SARs outstanding and not forfeited at the Effective Time; provided, however, that in no event shall the Aggregate SARs Amount exceed 100,875 (the number of Seller SARs outstanding as of the date hereof).

(vi) “Aggregate SARs Exercise Price” means the sum, in U.S. dollars, of the exercise prices of the Seller SARs outstanding as of the Effective Time; provided, however, that the Aggregate SARs Exercise Price shall not exceed $2,559,198.75 (the sum of the exercise prices of the Seller SARs outstanding as of the date hereof).

(vii) “Measurement Price” means the average of the closing per share prices of the Buyer Common Stock on the NASDAQ National Market, as reported in the New York City edition of The Wall Street Journal or, if not so reported therein, in another authoritative source mutually agreed upon by the Buyer and Seller, for the five (5) full consecutive trading days ending on the trading day immediately prior to the Closing Date.

(viii) “Deal Value Per Share” means the amount, in U.S. dollars, obtained by dividing (A) the Aggregate Closing Transaction Value by (B) the sum of (i) the Aggregate Seller Share Amount, plus (ii) the Aggregate SARs Amount, rounded to the nearest whole cent.

(ix) “Exchange Ratio” means that number of shares of Buyer Common Stock as shall be obtained by dividing the Deal Value Per Share by the Measurement Price, rounded to the nearest one-ten-thousandth.

(x) “Per SARs Cash Amount” means, for each Seller SAR outstanding as of the Effective Time, the amount, in U.S. dollars, equal to the product of (A) the number of shares of Seller Common Stock attributable to such Seller SAR, multiplied by (B) the positive difference between (i) the Deal Value Per Share, and (ii) the exercise price per share of Seller Common Stock attributable to such Seller SAR.

(xi) “SARs Cash Amount” means the sum, in U.S. dollars, of the Per SARs Cash Amounts for the Aggregate SARs Amount.

(c) Adjustments to Preserve Tax Treatment.

(i) In the event that the quotient obtained by dividing (x) the product of (i) the Aggregate Buyer Share Amount and (ii) the Final Buyer Share Value by (y) the sum of (A) the Aggregate Cash Amount,

(B) the Other Cash Consideration, and (C) the product of (i) the Aggregate Buyer Share Amount and (ii) the Final Buyer Share Value, is less than 0.425, the Aggregate Buyer Share Amount shall be increased by the Share Adjustment Amount and the Aggregate Cash Amount shall be decreased by the product of (x) the Final Buyer Share Value and (y) the Share Adjustment Amount. The “Share Adjustment Amount” shall be equal to the quotient obtained by dividing (x) the difference obtained by subtracting (i) the product of (a) the Aggregate Buyer Share Amount and (b) the Final Buyer Share Value from (ii) the product of (a) 0.425 and (b) the sum of (1) the Aggregate Cash Amount, (2) Other Cash Consideration and (3) the product of the Aggregate Buyer Share Amount and the Final Buyer Share Value by (y) the Final Buyer Share Value.

(ii) In the event that the Aggregate Buyer Share Amount and the Aggregate Cash Amount are adjusted as provided for in this Section 2.1(c), all references in this Agreement to the “Aggregate Buyer Share Amount” and the “Aggregate Cash Amount” shall refer to the Aggregate Buyer Share Amount and the Aggregate Cash Amount as adjusted in this Section 2.1(c).

(iii) For purposes of this Agreement, “Final Buyer Share Value” means the arithmetic average of the daily high and low per share price of Buyer Common Stock on the NASDAQ National Market on the Closing Date or, if the Closing Date is not a trading day, the trading day prior to the Closing Date; and “Other Cash Consideration” means the sum of (i) the product of the number of Dissenting Shares (except to the extent that the holder of such Dissenting Shares, as of the Closing Date, has effectively withdrawn or lost his right to dissent from the Merger under the Florida Statutes) and the Per Share Cash Consideration; (ii) the amount paid for the Excess ESPP Shares pursuant to Section 2.10; (iii) the amount of cash paid in lieu of fractional shares of Buyer Common Stock; and (iv) any other amounts received by a holder of Seller stock prior to the Merger, either in a redemption of Seller stock or in a distribution with respect to Seller stock (but only to the extent such amount is treated as other property or money received in the exchange for purposes of Section 356 of the Code, or would be so treated if the Seller shareholder also had received stock of Buyer in exchange for stock owned by the shareholder in the Seller).

(d) Bank Common Stock. Each share of Bank Common Stock outstanding immediately prior to the Effective Time shall remain outstanding and shall be unaffected by the Merger.

(e) Cancellation of Old Shares. Each Exception Share shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares, is hereinafter defined as an “Old Share”. Old Shares shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate (an “Old Certificate”) formerly representing Old Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive, without interest, upon exchange of such Old Certificate in accordance with Section 2.3, the Consideration. “Exception Shares” means shares of Seller Common Stock owned or held by Buyer or by the Seller, other than shares owned or held in a bona fide fiduciary or agency capacity (“Trust Account Shares”) or in satisfaction of a debt previously contracted in good faith (“DPC Shares”).

(f) Election. Subject to the allocation procedures set forth in Section 2.1(g), each record holder of Seller Common Stock will be entitled (i) to elect to receive shares of Buyer Common Stock for all or some of the shares of Seller Common Stock (“Stock Election Shares”) held by such record holder, (ii) to elect to receive cash for all or some of the shares of Seller Common Stock (“Cash Election Shares”) held by such record holder or (iii) to indicate that such holder makes no such election for all or some of the shares of Seller Common Stock (“No-Election Shares”) held by such record holder. All such elections (each, an “Election”) shall be made on a form designed for that purpose and agreed to by Buyer and Seller (an “Election Form”). Any shares of Seller Common Stock for which the record holder has not, as of the Election Deadline (as defined below), properly submitted to the Exchange Agent a properly completed Election Form will be deemed No-Election Shares. A record holder acting in different capacities or acting on behalf of other persons in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each person for which it so acts. The exchange agent (the “Exchange Agent”) will be a bank or trust company in the United States selected by Buyer and reasonably acceptable to Seller. In order to make a valid election, the properly completed Election Form must be accompanied by certificates of the shares of Seller Common Stock to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States (provided that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery; failure to deliver shares of Seller Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Buyer, in its sole discretion). Notwithstanding anything contained herein to the contrary, each share of Seller Common Stock owned by a subsidiary of Buyer or by a subsidiary of Seller (in each case, other than Exception Shares) shall be converted in the Merger solely into Buyer Common Stock.

(g) Allocation Procedures. The allocation among the holders of shares of Seller Common Stock of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration will be made as follows:

(i) Number of Stock Elections Less Than the Stock Conversion Number. If the aggregate number of Stock Election Shares (on the basis of valid Election Forms received as of the Election Deadline) is less than the number obtained by dividing the Aggregate Buyer Share Amount by the Exchange Ratio (the “Stock Conversion Number”), then

(A) each Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration,

(B) the Exchange Agent will allocate from among the No-Election Shares, pro rata to the holders of No-Election Shares in accordance with their respective numbers of No-Election Shares, a sufficient number of No-Election Shares so that the sum of such number and the number of Stock Election Shares equals as closely as practicable the Stock Conversion Number, and each such allocated No-Election Share (each, a “Stock-Selected No-Election Share”) will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, provided that if the sum of all No-Election Shares and Stock Election Shares is equal to or less than the Stock Conversion Number, all No-Election Shares will be Stock-Selected No-Election Shares,

(C) if the sum of Stock Election Shares and No-Election Shares is less than the Stock Conversion Number, the Exchange Agent will allocate from among the Cash Election Shares, pro rata to the holders of Cash Election Shares in accordance with their respective numbers of Cash Election Shares, a sufficient number of Cash Election Shares so that the sum of such number, the number of all Stock Election Shares and the number of all No-Election Shares equals as closely as practicable the Stock Conversion Number, and each such allocated Cash Election Share (each, a “Converted Cash Election Share”) will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, and

(D) each No-Election Share and Cash Election Share that is not a Stock-Selected No-Election Share or a Converted Cash Election Share (as the case may be) will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration; or

(ii) Number of Stock Elections Greater Than the Stock Conversion Number. If the aggregate number of Stock Election Shares (on the basis of valid Election Forms received by the Election Deadline) is greater than the Stock Conversion Number, then

(A) each Cash Election Share and No-Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration,

(B) the Exchange Agent will allocate from among the Stock Election Shares, pro rata to the holders of Stock Election Shares in accordance with their respective numbers of Stock Election

Shares, a sufficient number of Stock Election Shares (“Converted Stock Election Shares”) so that the difference of (x) the number of Stock Election Shares less (y) the number of the Converted Stock Election Shares equals as closely as practicable the Stock Conversion Number, and each Converted Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration; provided that if an Election Form designates by stock certificate number the priority in which the Stock Election Shares governed by such Election Form are to be reallocated pursuant to this clause (B), such Stock Election Shares shall be deemed reallocated in accordance with such priority, and

(C) each Stock Election Share that is not a Converted Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration.

(iii) Number of Stock Elections is Equal to the Stock Conversion Number. If the aggregate number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is equal to the Stock Conversion Number, then

(A) each Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, and

(B) each Cash Election Share and No-Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration.

2.2 Fractional Shares. Notwithstanding any other provision of this Article II, no fractional shares of Buyer Common Stock will be issued pursuant to the Merger. Instead, Buyer will pay or cause to be paid to the holder of any Old Shares that would, pursuant to Section 2.1, otherwise be entitled to receive fractional shares of Buyer Common Stock an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) Measurement Price.

2.3 Exchange of Old Certificates for New Certificates.

(a) Exchange Agent. Until the sixth month anniversary of the Effective Time, Buyer shall make available or cause to be made available to the Exchange Agent certificates (each, a “New Certificate”) representing the shares of Buyer Common Stock (each, a “New Share”) and cash in amounts sufficient to allow the Exchange Agent to make all deliveries of New Certificates and payments that may be required in exchange for Old Certificates pursuant to this Article II. Upon such anniversary, any such New Certificates and cash remaining in the possession of the Exchange Agent (together with any dividends or earnings in respect thereof) shall be delivered to Buyer. Any holder of Old Certificates who has not theretofore exchanged his or her Old Certificates for New Certificates and/or cash pursuant to this Article II shall thereafter be entitled to look exclusively to Buyer, and only as a general creditor thereof in the case of cash, for the shares of Buyer Common Stock and/or cash to which he or she may be entitled upon exchange of such Old Certificates pursuant to this Article II. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto, shall be liable to any holder of Old Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(b) Exchange Procedures. At least twenty business days prior to the expected Election Deadline, Buyer shall cause the Exchange Agent to mail or deliver to each Person who is a holder of record of Seller Common Stock an Election Form and a form of letter of transmittal in form reasonably satisfactory to Buyer and Seller containing instructions for use in effecting the surrender of Old Certificates in exchange for New Certificates and any payments pursuant to this Article II. To be effective, the Election Form must be properly completed, signed and actually received by the Exchange Agent not later than 5:00 p.m., New York City time, on the business day that is ten (10) trading days prior to the Closing Date (which date shall be publicly announced by Buyer as soon as practicable prior to such date) (the “Election Deadline”) and accompanied by the Old Certificates as to which such Election Form is being made, duly endorsed in blank or otherwise in a form acceptable for transfer on the books of Seller (or accompanied by an appropriate guarantee of delivery by an eligible organization) in the case of shares that are not held in book entry form. For shares that are held in book entry form, Buyer shall establish procedures for the delivery of such shares, which procedures shall be reasonably acceptable to Seller. The Exchange Agent shall make all computations contemplated by Section 2.1 hereof, and after consultation with Buyer and Seller, all such computations will be conclusive and binding on the parties hereto and on the former holders of Seller Common Stock absent manifest error. Any shares of Seller Common Stock for which the record holder has not, as of the Election Deadline, properly submitted to the Exchange Agent a properly completed Election Form will be deemed No-Election Shares; provided, that the Exchange Agent shall, in its reasonable discretion, be permitted to waive immaterial defects in any completed Election Form. Any Election Form may be revoked, by the stockholder who submitted such Election Form to the Exchange Agent, only by written notice received by the Exchange Agent prior to the Election Deadline. In addition, all Election Forms shall automatically be revoked if the Exchange Agent is notified in writing by Buyer and Seller that the Merger has been abandoned. Promptly after the Effective Time, each holder who has surrendered to the Exchange Agent an Old Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, shall be entitled to receive in exchange therefor a New Certificate representing the New Shares and/or a check in the amount to which such holder is entitled pursuant to this Article II, and the Old Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Old Certificates. If any New Certificate is to be issued, or cash payment made, in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of such New Certificate or the making of such cash payment in a name other than that of the registered holder of the Old Certificate surrendered, or shall establish to the satisfaction of Buyer and the Exchange Agent that any such taxes have been paid or are not applicable.

(c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provision of this Agreement, no dividends or other distributions in respect of New Shares with a record date after the Effective Time shall be paid to any Person holding an Old Certificate until such Old Certificate has been surrendered for exchange as provided herein. Subject to the effect of applicable laws and the immediately preceding sentence, following surrender of any such Old Certificates, there shall be paid to the holder of the New Certificates issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date on or after the Effective Time theretofore payable with respect to the New Shares represented thereby, as well as any dividends with respect to Seller Common Stock declared prior to the Effective time but unpaid.

(d) Transfers. At or after the Effective Time, there shall be no transfers on the stock transfer books of Buyer or Seller of Old Shares.

(e) Lost, Stolen or Destroyed Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Buyer or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Buyer or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, Buyer or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Old Certificate, issue or cause to be issued a New Certificate and/or pay or cause to be paid the amounts, if any, deliverable in respect to the Old Shares formerly represented by such Old Certificate pursuant to this Article II.

2.4 Adjustment of Consideration. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the shares of Buyer Common Stock issued and outstanding shall, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the capitalization of Buyer, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Per Share Cash Consideration and the Per Share Stock Consideration.

2.5 Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any shares of Seller Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised his appraisal rights under Section 607.1303 of the Florida Statutes (the “Dissenting Shares”) shall not be converted into the right to receive the Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the Merger under the Florida Statutes and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the Florida Statutes. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right after the Election Deadline, each share of such holder’s Seller Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Per Share Stock Consideration or the Per Share Cash Consideration, or a combination thereof, as determined by Buyer in its sole discretion. The Seller shall give Buyer (i) prompt notice of any notice or demands for appraisal or payment for shares of Seller Common Stock received by Seller and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. Seller shall not, without the prior written consent of Buyer, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

2.6 Withholding Rights. Buyer shall be entitled to deduct and withhold from the Consideration such amounts as it is required to deduct and withhold under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller stockholder in respect to which such deduction and withholding was made by Buyer.

2.7 Seller Options. Any outstanding options, warrants or other rights to acquire Seller Common Stock (“Seller Options”) outstanding immediately prior to the Effective Time shall be treated as follows:

(a) At and as of the Effective Time, Buyer shall assume each and every outstanding Seller Option, and all obligations of Seller under a Seller Benefit Plan. With respect to each and every Seller Option so assumed by Buyer under this Agreement: (A) such Seller Option shall be exercisable for that number of whole shares of Buyer Common Stock equal to (1) the number of shares of Seller Common Stock that were purchasable under such Seller Option immediately prior to the Effective Time of the Merger multiplied by (2) the 7.6318, with such product rounded down to the nearest whole number of shares of Buyer Common Stock; and (B) the per share exercise price for the shares of Buyer Common Stock issuable upon exercise of such Seller Option shall be equal to (1) the exercise price per share of Seller Common Stock at which such Seller Option was exercisable immediately prior to the Effective Time of the Merger divided by (2) 7.6318, with such quotient rounded up to the nearest whole cent, provided that the exercise price and the number of shares of Buyer Common Stock purchasable pursuant to the Seller Option shall be determined in a manner consistent with the requirements of Section 409A of the Code. As soon as reasonably practicable after the Effective Time of the Merger, Buyer shall issue to each holder of an outstanding Seller Option a document evidencing the assumption of such holder’s Seller Option pursuant to this Section.

(b) Other than as provided in subsection (a) above, the terms of the Seller Options shall continue to have the same terms and conditions after the Effective Time of the Merger as were applicable to such Seller Options immediately prior to the Effective Time of the Merger and, subject to the limitations of the Code, the Seller Options which qualify as incentive stock options immediately prior to the Effective Time shall continue to qualify as incentive stock options of Buyer after the Effective Time.

(c) At or prior to the Effective Time, Buyer shall take all corporate action reasonably necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of Seller Options assumed by it in accordance with this Section. On the date of the Effective Time, Buyer shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Buyer Common Stock subject to such options and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

(d) Each Seller Option that is outstanding as of immediately prior to the Effective Time, but is not then exercisable, shall become exercisable and paid in accordance with the Seller Stock Option Plan.

2.8 Seller SARs. Upon the Effective Time, each holder of a Seller SAR shall be entitled to receive payments calculated and paid in accordance with the terms and conditions of such Seller SAR and the terms and conditions of the Seller SAR Plan; provided, however, that the “Change of Control Price” (as defined in the Seller SAR Plan) for purposes of each share of Seller Common Stock attributed to the Seller SAR shall be the Deal Value Per Share. Amounts otherwise payable with respect to each Seller SAR that are forfeited by a holder of such Seller SAR on or prior to the first anniversary of the Effective Time shall be treated in the manner set forth on Section 2.8 of the Seller Disclosure Schedule.

2.9 Restricted Seller Common Stock. Immediately prior to the Effective Time, all outstanding restricted shares of Seller Common Stock granted under a Seller Plan (“Seller Restricted Stock”) shall become fully vested and cease to be subject to any risk of forfeiture. At the Effective Time, each share of Seller Common Stock shall be converted into the right to receive the Consideration and each holder of shares of Seller Restricted Stock shall be subject to the exchange, allocation and other provisions of Section 2.1 of this Agreement.

2.10 Seller Employee Stock Purchase Plan.

(a) The Seller has taken all action as is necessary to provide that from the date hereof up to the Effective Time, no further shares of Seller Common Stock will be purchased under the Seller’s Employee Stock Purchase Plan. Immediately prior to the Effective Time, and subject to the consummation of the Merger, each share of Seller Common Stock issued pursuant to Seller’s Employee Stock Purchase Plan after the date of this Agreement (“Excess ESPP Shares”) shall be converted into the right to receive an amount in cash (without interest) equal to the purchase price actually paid by the holder of such shares when such holder purchased the Excess ESPP Shares and the Seller shall terminate its Employee Stock Purchase Plan.

2.11 Tax Treatment of Merger. Buyer and Seller intend that the Merger will qualify as a tax-free reorganization under Section 368(a) of the Code and shall file all tax returns and reports consistent therewith.

ARTICLE III—REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer, except as set forth in the Buyer Disclosure Schedule, hereby represents and warrants to the Seller as follows:

3.1 Corporate Organization.

(a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts.

(b) The Buyer has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Buyer is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer. The Buyer is a bank holding company registered with the FRB under the Bank Holding Company Act of 1956, as amended. The Articles of Organization, certified by the Secretary of State of the Commonwealth of Massachusetts, and bylaws of the Buyer (the “Buyer Bylaws”), certified by the Buyer’s Secretary, copies of which have previously been made available to the Seller, are true, complete and correct copies of such documents as currently in effect, and no amendments are pending. The Buyer is not in violation of any provision of its Articles of Organization or the Buyer Bylaws. The minute books of the Buyer made available to the Seller reflect in all material respects all corporate actions taken since January 1, 2002 by the Buyer’s shareholders and board of directors (including committees of the Buyer’s board of directors).

(c) Each of Buyer’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Subsidiaries has all requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer and its Subsidiaries taken as a whole.

(d) Except as set forth in Section 3.1(d) of the Buyer Disclosure Schedule, the Buyer has no Subsidiaries and no Equity Investments (other than investments in such Subsidiaries).

(e) The Articles of Incorporation and Bylaws or equivalent organizational documents of each of the Buyer’s Subsidiaries, copies of which have previously been made available to the Seller, are true, correct and complete copies of such documents as currently in effect and no amendments are pending to such documents. None of the Buyer’s Subsidiaries is in violation of any provision of its Articles of Incorporation, Bylaws or equivalent organizational documents. The minute books of each of the Buyer’s Subsidiaries made available to the Seller contain in all material respects true and complete records of all meetings held and corporate actions taken since January 1, 2002 of its shareholders and board of directors (including committees of its board of directors).

3.2 Capitalization.

(a) The authorized capital stock of the Buyer consists of 70,000,000 shares of Buyer Common Stock and 2,000,000 shares of Buyer Preferred Stock. As of the date hereof, there are (i) 27,991,741 shares of Buyer Common Stock issued and outstanding; (ii) no shares of Buyer Common Stock held in the treasury of the Buyer; and (iii) no shares of Buyer Preferred Stock issued and outstanding. In addition, as of the date hereof, there are 4,043,723 shares of Buyer Common Stock reserved for issuance upon exercise of outstanding stock options. The Buyer has no shares of Buyer Common Stock reserved for issuance other than as described above. All issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by law. Except for the Buyer stock option plans (which include director and employee stock options) or as reflected in Section 3.2(a) of the Buyer Disclosure Schedule, the Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for the Buyer to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Buyer Common Stock or any other equity security of the Buyer or any Subsidiary of the Buyer or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Buyer Common Stock or any other equity security of the Buyer or any Subsidiary of the Buyer or obligating the Buyer or any such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements. Except as set forth in Section 3.2(a) of the Buyer Disclosure Schedule, there are no outstanding contractual obligations of the Buyer to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Buyer or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Buyer. There are no shares of Buyer Common Stock outstanding which are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of the Buyer.

(b) The Buyer Common Stock to be issued in the Merger has been, or prior to the Closing will be, duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, non-assessable and free of any preemptive rights.

3.3 Authority; No Violation.

(a) The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of the Buyer. No other corporate proceedings on the part of the Buyer are necessary to consummate the Merger and the other transactions contemplated hereby and by the other Transaction Documents. This Agreement and the other Transaction Documents to which the Buyer is a party have been duly and validly executed and delivered by the Buyer and (assuming due authorization, execution and delivery by the Seller and any other parties thereto), constitute the valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, expect as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally or by equitable principles.

(b) Neither the execution and delivery of this Agreement or the other Transaction Documents to which the Buyer is a party by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will, assuming that all consents, authorizations, permits, waivers and approvals referred to in Section 3.4 have been obtained and all registrations, declarations, filings and notifications described in Section 3.3(b) of the Buyer Disclosure Schedule have been made and any waiting periods thereunder have terminated or expired, (i) conflict with or violate any provision of the Articles of Organization or bylaws of the Buyer, (ii) conflict with or violate any statute, law, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Buyer or by which any property or asset of the Buyer is bound or affected or (iii) result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien, security interest, charge or other encumbrance upon any of the properties or assets of the Buyer pursuant to, any note, bond, mortgage, indenture, contract, deed of trust, license, lease, agreement or other instrument or obligation to which the Buyer is a party as issuer, guarantor or obligor, or by which it or any of its properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, for any such conflicts, violations, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by the Buyer of any of its material obligations under this Agreement or any of the other Transaction Documents or (3) have a Material Adverse Effect on the Buyer.

3.4 Consents and Approvals. No consents, authorizations, waivers or approvals of, or filings or registrations with, or notifications to any Governmental Authority or with any third party are necessary in connection with (a) the execution and delivery by the Buyer of this Agreement or any other Transaction Document, or (b) the consummation by the Buyer of the Merger and the other transactions contemplated hereby or thereby, except (i) approval and notice to the FRB, OTS, MBBI, MHPF and Florida Commissioner, and such other consents, authorizations, waivers, approvals, filings, notices and registrations the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer, prevent or materially delay consummation of the Merger, prevent or materially delay performance by the Buyer of any of its material obligations under this Agreement or any of the Transaction Documents and (ii) such consents, authorizations, waivers, approvals, filings, notices and registrations as are listed in Section 3.4 of the Buyer Disclosure Schedule. The Buyer has no knowledge of any fact or circumstance relating to the Buyer or its Subsidiaries that is reasonably likely to materially impede or delay receipt of any consents of Governmental Authorities.

3.5 Reports.

(a) The Seller has had access through publicly-available information to (i) Buyer’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC (the “Buyer 10-K”), (ii) all proxy statements relating to Buyer’s meetings of shareholders to be held after January 1, 2005 and (iii) all other documents filed by Buyer with the SEC under the Exchange Act or the Securities Act since January 1, 2005 (the “Buyer SEC Reports”). As of their respective dates, such documents complied, and all documents filed by Buyer with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will comply, in all material respects with applicable SEC requirements and did not, or in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications of the chief executive officer and chief financial officer of Buyer required by Rules 13a-14 and 15d-14 of the Exchange Act with respect to the Buyer SEC Reports, as applicable, are true and correct as of the date of this Agreement, as they relate to a particular Buyer SEC Report, as though made as of the date of this Agreement. Buyer has established and maintains disclosure controls and procedures, has conducted the procedures in accordance with their terms and has otherwise operated in compliance with the requirements under Rules 13a-15 and 15d-15 of the Exchange Act.

(b) Except as set forth in Section 3.5(b) of the Buyer Disclosure Schedule, since January 1, 2002, the Buyer and its Subsidiaries have timely filed, and subsequent to the date hereof will timely file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the FRB; and (ii) the FDIC (all such reports, registrations and statements, together with any amendments thereto, are collectively referred to herein as the “Buyer Reports”) and have paid all fees and assessments due and payable in connection with any of the foregoing. As of their respective dates, the Buyer Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed and did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact. Except for normal periodic examinations conducted by a Bank Regulator in the regular course of the business of the Buyer and its Subsidiaries, since January 1, 2002, no Bank Regulator has initiated any proceeding or, to the knowledge of the Buyer, investigation into the business or operations of the Buyer or any of its Subsidiaries. Except as set forth in Section 3.5(b) of the Buyer Disclosure Schedule, the Buyer and its Subsidiaries have resolved in all material respects all violations, criticisms or exceptions by any Bank Regulator with respect to any such normal periodic examination.

(c) The Buyer and its Subsidiaries have established and maintain internal controls and procedures to ensure that its financial statements are prepared so as to be fairly presented in conformity with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Buyer; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Buyer and its Subsidiaries are being made only in accordance with authorizations of management and directors of the Buyer; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Buyer’s assets that could have a material effect on its financial statements.

(d) The Buyer has conducted an evaluation under the supervision and with the participation of its management, including the Buyer’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of its internal controls and procedures, and has concluded based on such evaluation and as of the date thereof, (i) there were no material weaknesses in internal control over financial reporting and (ii) there was no fraud, whether or not material, that involved management or other employees of the Buyer or any of its Subsidiaries who have a significant role in the Buyer’s internal controls over financial reporting.

3.6 Absence of Undisclosed Liabilities. Except as set forth in the Buyer SEC Reports or in Section 3.6 of the Buyer Disclosure Schedule, as of December 31, 2004, Buyer and the Buyer Subsidiaries had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 2004 (or the notes thereto) included in the Buyer 10-K (the “Buyer Balance Sheet”) that were not adequately reflected or reserved against on the Buyer Balance Sheet. Except as set forth in Section 3.6 of the Buyer Disclosure Schedule, Buyer has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) adequately reflected or reserved against on the Buyer Balance Sheet, (ii) incurred since December 31, 2004 in the ordinary course of business, or (iii) that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

3.7 Financial Statements. The Buyer has made available to the Seller copies of the consolidated balance sheets of the Buyer and its Subsidiaries as of December 31, 2004 and December 31, 2003, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the fiscal years 2002 through 2004, inclusive, accompanied by the audit report of KPMG LLP, independent registered public accounting firm for the Buyer. The Buyer Balance Sheet and the other financial statements referred to herein (including the related notes, where applicable) present fairly, in all material respects, and the financial statements of Seller prepared by Seller after the date hereof will present fairly, in all material respects, the consolidated financial position and results of the consolidated operations and cash flows and changes in stockholders’ equity of the Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with GAAP, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments). The books and records of Buyer and its Subsidiaries have been, and are being, maintained in accordance with GAAP, to the extent applicable, and applicable legal and regulatory requirements.

3.8 Absence of Certain Changes or Events. The Buyer and each of Buyer’s Subsidiaries have conducted its respective business in the ordinary course consistent with their past practices and (b) there has not been any change, circumstance or event which has had, or would reasonably be expected to have, a Material Adverse Effect on the Buyer.

3.9 Financing. The Buyer has or will have at the Closing immediately available to it all the funds necessary to perform its obligations under this Agreement, including consummating the transactions contemplated by this Agreement on the terms contemplated hereby and paying all of its fees and expenses relating to such transactions.

3.10 Compliance with Applicable Laws and Reporting Requirements.

(a) The Buyer and its Subsidiaries hold all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Authorities which are required for the operation of their respective businesses (the “Permits”). The Buyer and each of its Subsidiaries is in compliance with the terms of the Permits and all applicable laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Buyer. Except as set forth in Section 3.10(a) of the Buyer Disclosure Schedule, the businesses of the Buyer and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Authority except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on the Buyer. No investigation by any Governmental Authority with respect to the Buyer or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Buyer.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Buyer, the Buyer and its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of the Buyer, any of its Subsidiaries, or any director, officer or employee of the Buyer or any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Buyer, and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Buyer, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c) Except for normal periodic examinations conducted by a Bank Regulator in the regular course of the business of the Buyer and its Subsidiaries, since January 1, 2002, no Bank Regulator has initiated any proceeding or, to the knowledge of the Buyer, investigation into any part of the business or operations of the Buyer or any of its Subsidiaries.

(d) The business and operations of the Buyer and of each of its Subsidiaries through which the Seller conducts its finance activities (including mortgage banking and mortgage lending activities and consumer finance activities) (together, the “Buyer Finance Subsidiaries”), have been conducted in compliance in all material respects with all applicable statutes and regulations regulating the business of consumer lending, including state usury laws, the Truth in Lending Act, RESPA, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act and other federal, state, local and foreign laws regulating lending (“Finance Laws”), and have complied in all material respects with all applicable collection practices in seeking payment under any loan or credit extension of such Buyer Finance Subsidiaries. In addition, there is no pending or, to the knowledge of the Buyer, threatened charge by any Governmental Authority that any of the Buyer Finance Subsidiaries has violated, nor any pending or, to the knowledge of the Seller, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws where such violations would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer.

3.11 Regulatory Capitalization. Each of Boston Private Bank & Trust Company, Borel Private Bank & Trust Company, and First State Bank of California (collectively, the “Buyer Banks”), is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. The Buyer would be “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB. The Buyer meets the requirements of the FRB to elect to become a “financial holding company” under applicable federal law.

3.12 CRA, Anti-Money Laundering, OFAC and Customer Information Security. Neither the Buyer nor any Buyer Bank is aware of, has been advised of, or has reason to believe (because of the Buyer Banks’ December 31, 2004 Home Mortgage Disclosure Act data filed with the FDIC on or prior to March 1, 2005, or otherwise) that any facts or circumstances exist, which would cause a Buyer Bank: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory;” or (ii) to be deemed to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by each Buyer Bank pursuant to 12 C.F.R. Part 570, except, with respect to clauses (i), (ii) and (iii) above, where such failure to be in compliance or where such operation in violation, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Buyer. Neither Buyer nor any Buyer Bank is aware of any facts or circumstances which would cause any of them to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Buyer or a Buyer Bank to undertake any remedial action, except for such facts or circumstances, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect on the Buyer. Furthermore, the board of directors of each Buyer Bank has adopted, and each Buyer Bank has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, except where the failure so to comply or meet requirements, individually or in the aggregate, would not be reasonably be expected to have a Material Adverse Effect on the Buyer.

3.13 Broker’s Fees. Neither the Buyer nor any of its officers, directors, employees, Affiliates or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for fees and commissions incurred in connection with the engagement of Keefe, Bruyette & Woods, Inc. and for legal, accounting and other professional fees payable in connection with the Merger and the other transactions contemplated hereby. The Buyer will be responsible for the payment of all such fees.

3.14 Legal Proceedings. Except as set forth in Section 3.14 of the Buyer Disclosure Schedule, there is no suit, action or proceeding pending, or to the knowledge of Buyer, threatened against or affecting Buyer or its Subsidiaries (and Buyer is not aware of the basis for any such suit, action, or proceeding) (i) that, individually or in the aggregate, is material to Buyer and its Subsidiaries, taken as a whole, or (ii) that is reasonably likely to prevent or delay Buyer in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement.

3.15 The Buyer Information. None of the information supplied or to be supplied by Buyer specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Seller Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement is made not misleading.

3.16 Agreements with Governmental Authorities. Except as set forth in Section 3.16 of the Buyer Disclosure Schedule, neither the Buyer nor any of its Subsidiaries is subject to any cease and desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2002, a recipient of any supervisory letter from, or since January 1, 2002, has adopted any policies, procedures or board resolutions at the request or suggestion of any Bank Regulator or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each item in this sentence, whether or not set forth in the Buyer Disclosure Schedule, a “Buyer Regulatory Agreement”), nor has the Buyer or any of its Subsidiaries been advised since January 1, 2002 by any Bank Regulator or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Buyer Regulatory Agreement.

3.17 Reorganization. Buyer and its affiliates have not taken or agreed to take any action, have not failed to take any action and do not know of any fact, agreement, plan or other circumstance, in each case that would or could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller, except as set forth in the Seller Disclosure Schedule, represents and warrants to the Buyer as follows:

4.1 Corporate Organization.

(a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Seller has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller. The Seller is a savings and loan holding company registered with the OTS under the Home Owners’ Loan Act of 1933, as amended. The Articles of Incorporation, certified by the Secretary of State of the State of Florida, and bylaws of the Seller (the “Seller Bylaws”), certified by the Seller’s Secretary, copies of which have previously been made available to the Buyer, are true, complete and correct copies of such documents as currently in effect, and no amendments are pending. The Seller is not in violation of any provision of its Articles of Incorporation or the Seller Bylaws. The minute books of the Seller made available to the Buyer reflect in all material respects all corporate actions taken since January 1, 2002 by the Seller’s shareholders and board of directors (including committees of the Seller’s board of directors).

(b) Each of Seller’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Subsidiaries has all requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller and its Subsidiaries taken as a whole.

(c) Except as set forth in Section 4.1(c) of the Seller Disclosure Schedule, the Seller has no Subsidiaries and no Equity Investments (other than investments in such Subsidiaries).

(d) The Articles of Incorporation and Bylaws or equivalent organizational documents of each of the Seller’s Subsidiaries, copies of which have previously been made available to the Buyer, are true, correct and complete copies of such documents as currently in effect and no amendments are pending to such documents. None of the Seller’s Subsidiaries is in violation of any provision of its Articles of Incorporation, Bylaws or equivalent organizational documents. The minute books of each of the Seller’s Subsidiaries made available to the Buyer contain in all material respects true and complete records of all meetings held and corporate actions taken since January 1, 2002 of its shareholders and board of directors (including committees of its board of directors).

4.2 Capitalization.

(a) The authorized capital stock of the Seller consists of 11,000,000 shares of Seller Common Stock. As of the date hereof, there are 1,117,386 (including 1,000 restricted stock awards) shares of Seller Common Stock issued and outstanding. As of the date hereof, there are 386 shares of Seller Common Stock held in the treasury of the Seller. Except for Trust Account Shares and DPC Shares, as of the date hereof, no shares of Seller Common Stock are held by the Seller’s Subsidiaries. In addition, as of the date hereof, there are 115,225 shares of Seller Common Stock reserved for issuance upon exercise of outstanding Stock Options. The Seller has no shares of Seller Common Stock reserved for issuance other than as described above. All issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by law. Except for the Seller Stock Option Plans (which include director and employee stock options) or as reflected in Section 4.2(a) of the Seller Disclosure Schedule, the Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for the Seller to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Seller Common Stock or any other equity security of the Seller or any Subsidiary of the Seller or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Seller Common Stock or any other equity security of the Seller or any Subsidiary of the Seller or obligating the Seller or any such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements. Except as set forth in Section 4.2(a) of the Seller Disclosure Schedule, there are no outstanding contractual obligations of the Seller to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Seller or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Seller. Section 4.2(a) of the Seller Disclosure Schedule, as of the date hereof, sets forth (i) the name of each holder of a Stock Option, (ii) the date each Stock Option was granted, (iii) the number of shares of Seller Common Stock subject to each such Stock Option, (iv) the expiration date of each such Stock Option, and (v) the price at which each such Stock Option may be exercised. Section 4.2(a) of the Seller Disclosure Schedule, as of the date hereof, sets forth with respect to each Seller SAR (A) the name of the grantee, (B) the date of the grant, (C) the per share price and vesting schedule, and (D) the amount of cash to be paid upon settlement of Seller SAR. Section 4.2(a) of the Seller Disclosure Schedule, as of the date hereof, sets forth with respect to each share of Seller Restricted Stock (A) the name of the grantee, (B) the date of the grant, and (C) the vesting schedule. Except as noted in the immediately preceding sentence, there are no shares of Seller Common Stock outstanding which are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of the Seller.

(b) The authorized capital stock of the Seller Bank consists of 1,000,000 shares of common stock, par value $0.01 per share (“Bank Common Stock”). As of the date hereof, (i) one share of Bank Common Stock is issued and outstanding, which is owned directly by the Seller, and which is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by law, (ii) no shares of Bank Common Stock are held in the treasury of the Seller Bank, and (iii) no shares of Bank Common Stock are held by any of Seller’s Subsidiaries or Affiliates. Each share of Bank Common Stock owned by the Seller is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Seller’s voting rights, charges and other encumbrances of any nature whatsoever.

(c) Section 4.2(c) of the Seller Disclosure Schedule lists each of the Seller’s Subsidiaries and Equity Investments on the date of this Agreement and indicates for each such Subsidiary and Equity Investment as of such date: (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by the Seller; (ii) the jurisdiction of organization; and (iii) the federal and/or state bank regulatory or other authority (including, without limitation, the specific regulatory provision) under which its shares are held, directly or indirectly, by the Seller. Section 4.2(c) of the Seller Disclosure Schedule also lists all real property managed by each of the Subsidiaries of Seller, and for whom it manages such property. Except as set forth in Section 4.2(c) of the Seller Disclosure Schedule, the Seller (x) has made available to the Buyer all of the organizational or similar documents regarding the control, governance or voting power in respect of each Equity Investment, (y) has no obligation to make any capital contributions, or otherwise provide assets or cash, to any Equity Investment and (z) does not, directly or indirectly, control any Equity Investment. Except as set forth in Section 4.2(c) of the Seller Disclosure Schedule, no Subsidiary of the Seller has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any equity security of the Seller or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of the Seller to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries and Equity Investments of the Seller held, directly or indirectly, by the Seller are validly issued, fully paid and nonassessable and, except for directors’ qualifying shares, are owned by the Seller free and clear of any claim, lien, encumbrance or agreement with respect thereto.

(d) The Seller Bank has its deposits insured by the Savings Association Insurance Fund of the FDIC in accordance with the FDIA to the fullest extent permitted by law. The Seller Bank is not obligated to make any payments for past due premiums and assessments and the Seller Bank has filed all reports required by the FDIA since January 1, 2002. The Seller Bank has no deposits insured by the Bank Insurance Fund of the FDIC. No proceedings for the revocation or termination of such deposit insurance are pending or, to the knowledge of the Seller, threatened.

4.3 Authority; No Violation.

(a) The Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Seller is a party, and the consummation of the transactions contemplated hereby and thereby have been duly and validly adopted and approved by the unanimous vote of the board of directors of the Seller. The board of directors of the Seller has directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to the shareholders of the Seller for adoption and approval at a meeting of such shareholders and, except for the adoption and approval of this Agreement and the Merger by the Seller’s shareholders, no other corporate proceedings on the part of the Seller are necessary to consummate the Merger and the other transactions contemplated hereby and by the other Transaction Documents. This Agreement and the other Transaction Documents to which Seller is a party have been duly and validly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the Buyer and the other parties thereto) constitute the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, expect as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally or by equitable principles.

(b) Neither the execution and delivery of this Agreement or the other Transaction Documents to which the Seller is a party by the Seller nor the consummation by the Seller of the transactions contemplated hereby or thereby, will, assuming that all consents, authorizations, permits, waivers and approvals referred to in Section 4.3(a) and in Section 4.4 of the Seller Disclosure Schedule have been obtained and all registrations, declarations, filings and notifications described in Section 4.3(b) of the Seller Disclosure Schedule have been made and any waiting periods thereunder have terminated or expired, (i) conflict with or violate any provision of the Seller’s Articles of Incorporation, the Seller Bylaws, the organizational documents of any of Seller’s Subsidiaries, or the Seller Shareholders’ Agreement (to the extent such agreement is then in full force and effect), (ii) conflict with or violate any statute, law, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Seller or any of Seller’s Subsidiaries or by which any property or asset of the Seller or any of Seller’s Subsidiaries is bound or affected or (iii) result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien, security interest, charge or other encumbrance upon any of the properties or assets of the Seller or any of Seller’s Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, deed of trust, license, lease, agreement or other instrument or obligation to which the Seller or any of Seller’s Subsidiaries is a party as issuer, guarantor or obligor, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, for any such conflicts, violations, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by the Seller or any of Seller’s Subsidiaries of any of its material obligations under this Agreement or any of the other Transaction Documents or (3) have a Material Adverse Effect on the Seller.

4.4 Consents and Approvals. No consents, authorizations, waivers or approvals of, or filings or registrations with, or notifications to any Governmental Authority or with any third party are necessary in connection with (a) the execution and delivery by the Seller of this Agreement or any other Transaction Document, or (b) the consummation by the Seller of the Merger and the other transactions contemplated hereby or thereby, except (i) approval and notice to the FRB, OTS, MBBI, MHPF and Florida Commissioner, and such other consents, authorizations, waivers, approvals, filings, notices and registrations the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller, prevent or materially delay consummation of the Merger, prevent or materially delay performance by the Seller of any of its material obligations under this Agreement or any of the other Transaction Documents and (ii) such consents, authorizations, waivers, approvals, filings, notices and registrations as are listed in Section 4.4 of the Seller Disclosure Schedule. The affirmative vote (the “Requisite Affirmative Vote”) of holders of 66 2/3% of the outstanding shares of Seller Common Stock entitled to vote, is the only vote of the holders of any shares or series of capital stock or other securities of the Seller necessary to adopt this Agreement and approve the Merger. The Seller has no knowledge of any fact or circumstance relating to the Seller or its Subsidiaries that is reasonably likely to materially impede or delay receipt of any consents of Governmental Authorities.

4.5 Financial Statements. The Seller has made available to the Buyer copies of the audited consolidated balance sheets of the Seller and its Subsidiaries as of December 31 for the fiscal years 2003 and 2004, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2002 through 2004, inclusive, accompanied by the audit report of Hacker, Johnson & Smith PA, independent registered public accounting firm for the Seller. The December 31, 2004 consolidated balance sheet of the Seller and its Subsidiaries (the “Seller Balance Sheet”) and the other financial statements referred to herein (including the related notes, where applicable) and the other financial statements of the Seller referred to in this Section (including the related notes, where applicable) present fairly, in all material respects, and the financial statements of Seller prepared by Seller after the date hereof will present fairly, in all material respects, the consolidated financial position and results of the consolidated operations and cash flows and changes in shareholders’ equity of the Seller and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with GAAP, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments). The books and records of the Seller and its Subsidiaries have been, and are being, maintained in accordance with GAAP, to the extent applicable, and applicable legal and regulatory requirements.

4.6 Broker’s Fees; Fairness Opinion.

(a) Neither the Seller nor any of its officers, directors, employees, Affiliates or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for fees and commissions incurred in connection with the engagement of Sandler O’Neill & Partners, L.P. (the “Seller’s Advisor”) and for legal, accounting and other professional fees payable in connection with the Merger and the other transactions contemplated hereby. The Seller will be responsible for the payment of all such fees. The fee payable to the Seller’s Advisor in connection with the transactions contemplated by this Agreement is as described in an engagement letter between the Seller and the Seller’s Advisor, a true and complete copy of which has heretofore been furnished to the Buyer.

(b) The Seller has received the opinion of the Seller’s Advisor to the effect that, as of the date hereof, the Consideration to be received by the shareholders of the Seller pursuant to the Merger is fair from a financial point of view to such shareholders, and such opinion has not been amended or rescinded and remains in full force and effect as of the date of this Agreement.

4.7 Absence of Certain Changes or Events. Since December 31, 2004, the Seller and each of Seller’s Subsidiaries have (a) conducted its respective business in the ordinary course consistent with their past practices and (b) there has not been any change, circumstance or event which has had, or would reasonably be expected to have, a Material Adverse Effect on the Seller.

4.8 Legal Proceedings. Except as set forth in Section 4.8 of the Seller Disclosure Schedule, there is no suit, action or proceeding pending, or to the knowledge of Seller, threatened against or affecting Seller or its Subsidiaries (and Seller is not aware of the basis for any such suit, action, or proceeding) (i) that, individually or in the aggregate, is material to Seller and its Subsidiaries, taken as a whole, or (ii) that is reasonably likely to prevent or delay Seller in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement.

4.9 Reports.

(a) Seller is not required to file any forms, reports or documents with the SEC. Except as set forth in Section 4.9(a) of the Seller Disclosure Schedule, no subsidiary of Seller is required to file any form, report or other document with the SEC.

(b) Except as set forth in Section 4.9(b) of the Seller Disclosure Schedule, since January 1, 2002, the Seller and its Subsidiaries have timely filed, and subsequent to the date hereof will timely file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the OTS; and (ii) the FDIC (all such reports, registrations and statements, together with any amendments thereto, are collectively referred to herein as the “Seller Reports”) and have paid all fees and assessments due and payable in connection with any of the foregoing. As of their respective dates, the Seller Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed and did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact. Except for normal periodic examinations conducted by a Bank Regulator in the regular course of the business of the Seller and its Subsidiaries, since January 1, 2002, no Bank Regulator has initiated any proceeding or, to the knowledge of the Seller, investigation into the business or operations of the Seller or any of its Subsidiaries. Except as set forth in Section 4.9(b) of the Seller Disclosure Schedule, the Seller and its Subsidiaries have resolved in all material respects all violations, criticisms or exceptions by any Bank Regulator with respect to any such normal periodic examination.

(c) The Seller has established and maintains internal controls and procedures to ensure that its financial statements are prepared so as to be fairly presented in conformity with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Seller; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Seller are being made only in accordance with authorizations of management and directors of the Seller; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Seller’s assets that could have a material effect on its financial statements.

(d) The Seller has conducted an evaluation under the supervision and with the participation of its management, including the Seller’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of its internal controls and procedures, and has concluded based on such evaluations and as of the date hereof, (i) there were no material weaknesses in internal control over financial reporting, and (ii) there was no fraud, whether or not material, that involved management or other employees of the Seller or any of its Subsidiaries who have a significant role in the Seller’s internal controls over financial reporting.

4.10 Agreements with Governmental Authorities. Except as set forth in Section 4.10 of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2002, a recipient of any supervisory letter from, or since January 1, 2002, has adopted any policies, procedures or board resolutions at the request or suggestion of any Bank Regulator or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries (each item in this sentence, whether or not set forth in the Seller Disclosure Schedule, a “Regulatory Agreement”), nor has the Seller or any of its Subsidiaries been advised since January 1, 2002 by any Bank Regulator or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement.

4.11 Material Interests of Certain Persons. No officer or director of Seller, Seller Bank or any of the Subsidiaries, nor any of their respective spouses or family members, is a party to any material transaction or material contract or arrangement with the Seller, Seller Bank or any of their respective Subsidiaries, or to the knowledge of Seller owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in any other similar capacity of, any competitor, supplier or client of the Seller, Seller Bank or any of their respective Subsidiaries, or any organization which has a material contract or arrangement with the Seller, Seller Bank or any of their respective Subsidiaries.

4.12 Absence of Undisclosed Liabilities. Except as set forth in Section 4.12 of the Seller Disclosure Schedule, as of December 31, 2004, Seller and the Seller Subsidiaries had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed on the Seller Balance Sheet that were not adequately reflected or reserved against therein. Except as set forth in Section 4.12 of the Seller Disclosure Schedule, Seller has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) adequately reflected or reserved against on the Seller Balance Sheet, (ii) incurred since December 31, 2004 in the ordinary course of business, or (iii) that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

4.13 Compliance with Applicable Laws and Reporting Requirements.

(a) The Seller and its Subsidiaries hold all material Permits which are required for the operation of their respective businesses and the Seller and each of its Subsidiaries is in compliance with the terms of the Permits and all applicable laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Seller. Except as set forth in Section 4.13(a) of the Seller Disclosure Schedule, the businesses of the Seller and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Authority, except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on the Seller. No investigation by any Governmental Authority with respect to the Seller or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Seller.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller, the Seller and its Subsidiaries have administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of the Seller, any of its

Subsidiaries, or any director, officer or employee of the Seller or any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller, and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c) The business and operations of the Seller and of each of the Seller’s Subsidiaries through which the Seller conducts its finance activities (including mortgage banking and mortgage lending activities and consumer finance activities) (together, the “Seller Finance Subsidiaries”), have been conducted in compliance in all material respects with all Finance Laws, and have complied in all material respects with all applicable collection practices in seeking payment under any loan or credit extension of such Seller Finance Subsidiaries. In addition, there is no pending or, to the knowledge of the Seller, threatened charge by any Governmental Authority that any of the Seller Finance Subsidiaries has violated, nor any pending or, to the knowledge of the Seller, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws where such violations would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller.

4.14 Taxes and Tax Returns. Except as set forth in Section 4.14 of the Seller Disclosure Schedule:

(a) Each of Seller and its Subsidiaries has filed all material Tax Returns that it was required to file under applicable laws and regulations. All such material Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable laws and regulations. Each of Seller and its Subsidiaries has duly paid or made adequate provision in accordance with GAAP in the Seller Balance Sheet for the payment of all material Taxes which have become due as of the date thereof. Neither Seller nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of Seller and its Subsidiaries does not file any income or material Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Seller or any of its Subsidiaries.

(b) Each of Seller and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, depositor, stockholder, or other third party. Each of Seller and its Subsidiaries has timely and properly taken such actions in response to and in compliance with notices from the IRS in respect of information reporting and backup and nonresident withholding as are required by law, including the notation in its records of any B notices or C notices received with respect to any depositors, shareholders, or other payees.

(c) Neither Seller nor any director or officer (or employee responsible for Tax matters) of any of Seller and its Subsidiaries knows of any pending claim by any authority to assess any additional material Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Seller or its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Seller or any of its Subsidiaries. Section 4.14(c) of the Seller Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of Seller and its Subsidiaries for taxable periods ended on or after December 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of Seller and its Subsidiaries filed or received since December 31, 2000.

(d) Neither Seller nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is currently in effect.

(e) Each of Seller and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither Seller nor any of its Subsidiaries is a party to a “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b) that has not been reported in accordance with Treasury Regulation Section 1.6011-4. Neither Seller nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement, other than such an agreement exclusively between or among Seller and its Subsidiaries. Neither Seller nor any of its Subsidiaries (A) has been a member of an “affiliated group” (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than an affiliated group of which Seller is or was the common parent or (B) has any liability for the Taxes of any Person (other than any of Seller and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) The unpaid Taxes of Seller and its Subsidiaries (A) did not, as of December 31, 2004, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Seller Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller and its Subsidiaries in filing their Tax Returns. Since the date of the Seller Balance Sheet, neither Seller nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(g) Other than as a result of an act of Buyer or any of its Subsidiaries, none of Seller and its Subsidiaries (including Buyer and its Affiliates as successors thereto) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(h) During the past five years, neither Seller nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Section 361.

(i) Seller (and any predecessor of Seller) has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times since July 1, 1998, and Seller will be an S corporation up to the Effective Time.

(j) Section 4.14(k) of the Seller Disclosure Schedule identifies each Subsidiary that is a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3)(B). Each Subsidiary so identified will have been a qualified subchapter S subsidiary at all time since the date shown on such schedule up to the Effective Time. The Seller Bank will have been a qualified subchapter S subsidiary within the meaning of Code Section 1361(b)(3)(B) at all times since July 1, 1998 up to the Effective Time.

4.15 Employees.

(a) Except as set forth in Section 4.15(a) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries has maintained or currently maintains, has provided or currently provides benefits under, or has contributed or currently contributes (or has been or is obligated to contribute) to, any “employee pension benefit plan” (the “Seller Pension Plans”), as such term is defined in Section 3(2) of ERISA, “employee welfare benefit plan” (the “Seller Benefit Plans”), as such term is defined in Section 3(1) of ERISA, stock option plan, restricted stock plan, stock purchase plan, deferred compensation plan, other employee benefit plan for employees of the Seller or any of its Subsidiaries, or any other plan, program or arrangement of the same or similar nature that provides benefits to non-employee directors of the Seller or any of its Subsidiaries (collectively, the “Seller Other Plans” and, together with the Seller Pension Plans and the Seller Benefit Plans, the “Seller Plans”).

(b) The Seller has made available to the Buyer complete and accurate copies of each of the following with respect to each of the Seller Plan: (i) plan document and any amendment thereto; (ii) trust agreement or insurance contract (including any fiduciary liability policy or fidelity bond), if any; (iii) most recent IRS determination letter, if any; (iv) the three (3) most recent actuarial reports, if any; (v) the three (3) most recent annual reports on Form 5500; and (vi) summary plan description.

(c) Except as set forth in Section 4.15(c) of the Seller Disclosure Schedule, each Seller Plan has been and is administered in compliance with its terms in all material respects and has been and is in compliance in all material respects with the applicable provisions of ERISA (including, but not limited to, the funding, fiduciary and prohibited transactions provisions thereof), the Code and all other applicable laws.

(d) Each Seller Pension Plans which is intended to be a qualified plan within the meaning of Code Section 401(a) has received a favorable determination letter from the IRS that such plan meets the requirements of Code Section 401(a) and that the trust associated with such Seller Pension Plan is tax exempt under Code Section 501(a), and, to the knowledge of the Seller, no fact or circumstance exists which would adversely affect the qualified status of any such plan.

(e) The Seller has made or provided for all contributions to the Seller Pension Plans required thereunder.

(f) Except as set forth in Section 4.15(f) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries is a party to or maintains any contract or other arrangement with any employee or group of employees that provides for any kind of severance payments, stock or stock-equivalent payments or post-employment benefits.

(g) Except as set forth in Section 4.15(g) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries has ever (i) maintained any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (ii) maintained any plan subject to Title IV of ERISA, or (iii) is obligated to provide healthcare or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or state health continuation laws).

(h) No lawsuits, governmental administrative proceedings, claims (other than routine claims for benefits) or complaints to, or by, any Person or Governmental Authority have been filed, are pending, or to the knowledge of the Seller, threatened with respect to any Seller Plan. There is no material correspondence between the Seller or any subsidiary of the Seller and any Governmental Authority related to any other Seller Plan concerning any matter that would reasonably be expected to result in any material liability to the Buyer, the Seller or any Seller Plan.

4.16 Regulatory Capitalization. The Seller Bank is, and immediately after the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. The Seller would be “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

4.17 CRA, Anti-Money Laundering, OFAC and Customer Information Security. Neither the Seller nor the Seller Bank is aware of, has been advised of, or has reason to believe (because of the Seller Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2004 filed with the OTS on or prior to March 1, 2005, or otherwise) that any facts or circumstances exist, which would cause the Seller Bank: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than

“satisfactory;” or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Seller Bank pursuant to 12 C.F.R. Part 570, except, with respect to clauses (i), (ii) and (iii) above, where such failure to be in compliance or where such operation in violation, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Buyer. Neither Seller nor the Seller Bank is aware of any facts or circumstances which would cause either to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Seller or Seller Bank to undertake any remedial action, except for such facts or circumstances, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect on the Buyer. Furthermore, the board of directors of the Seller Bank has adopted, and the Seller Bank has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, except where the failure so to comply or meet requirements, individually or in the aggregate, would not be reasonably be expected to have a Material Adverse Effect on the Buyer.

4.18 Seller Contracts. Except as set forth in Section 4.18 of the Seller Disclosure Schedule, and except for this Agreement, neither the Seller nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, or with any consultants that are natural persons, involving the payment of $250,000 or more per annum, (ii) which is a Material Contract, (iii) which expressly limits the ability of the Seller or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires the Seller or any of its affiliates to make available investment opportunities to any person on a priority, equal or exclusive basis, and in each case which limitation or requirement would reasonably be expected to be material to the Seller and its Subsidiaries taken as a whole, (iv) with or to a labor union or guild (other than deposit and loan agreements but including any collective bargaining agreement), (v) in the case of a Seller Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the other Transaction Documents, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or (vi) which would prohibit or materially delay the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents. The Seller has previously made available to the Buyer complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 4.18 (collectively referred to herein as the “Seller Contracts”). All of the Seller Contracts are valid and in full force and effect, except to the extent they have previously expired or expire in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Seller. Neither the Seller nor any of its Subsidiaries has, and to the knowledge of the Seller, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Seller Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Seller.

4.19 Property and Leases. Except as would not reasonably be expected to have a Material Adverse Effect on the Seller, the Seller or one of its Subsidiaries:

(a) has good and marketable title to all the properties and assets reflected in the Seller Balance Sheet as being owned by the Seller or one of its Subsidiaries or acquired after the date thereof which are listed in

Section 4.19(a) of the Seller Disclosure Schedule, free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (i) statutory liens securing payments not yet due, (ii) liens on assets of Seller Bank incurred in the ordinary course of their banking business and (iii) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and

(b) is the lessee of all leasehold estates reflected in the Seller Balance Sheet or acquired after the date thereof which are listed in Section 4.19(b) of the Seller Disclosure Schedule and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Seller’s knowledge, the lessor.

4.20 Investment Securities. Except for pledges to secure public and trust deposits, Federal Reserve and Federal Home Loan Bank borrowings, repurchase agreements and reverse repurchase agreements entered into in arm’s-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the Seller Balance Sheet, and none of the material investments made by the Seller or any of its Subsidiaries since December 31, 2004, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

4.21 Derivative Transactions. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller, all Derivative Transactions (defined below) entered into by the Seller or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Seller and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Seller and each of its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Seller’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. The Seller and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program. “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided, that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any Stock Options.

4.22 Insurance. The Seller has in full force and effect the insurance policies with respect to its business, properties and assets (including errors and omissions liability insurance and all bonds required by ERISA and by any contract to which the Seller is a party), listed in Section 4.22 of the Seller Disclosure Schedule. The Seller is not in material default under any such insurance policy. Except as identified in Section 4.22 of the Seller Disclosure Schedule, immediately after the Closing, each such insurance policy or equivalent policies will be in full force and effect, with the Surviving Corporation, as the sole owner and beneficiary of each such policy.

4.23 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on the Seller of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including the Comprehensive Environmental Response, Compensation and

Liability Act of 1980, as amended, pending or threatened against the Seller, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller. To the knowledge of the Seller, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Seller. The Seller is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller.

4.24 Takeover Laws and Provisions. Seller has taken all actions required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state. Seller has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement, and the transactions contemplated hereby comply with, the requirements of any Articles, Sections or provisions of Seller’s Articles of Incorporation and the Seller Bylaws concerning “business combinations”, “fair price”, “voting requirements”, “constituency requirements” or other related provisions.

4.25 Investment Management and Related Activities. Except as set forth in Section 4.25 of the Seller Disclosure Schedule, or as would not reasonably be expected to have a Material Adverse Effect on the Seller, none of the Seller, any of its Subsidiaries or the Seller’s or its Subsidiaries’ directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker, dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

4.26 Intellectual Property. The Seller and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “Seller Intellectual Property”) necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such Seller Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller. Neither the Seller nor any such subsidiary has received any notice of infringement of or conflict with, and to the Seller’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Seller Intellectual Property that individually or in the aggregate, in either such case, would reasonably be expected to have a Material Adverse Effect on the Seller.

4.27 Transactions with Affiliates. Except as set forth in Section 4.27 of the Seller Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Seller or any of its Subsidiaries to, and neither the Seller nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder, director, employee or Affiliate of the Seller or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Seller or any of its Subsidiaries. Except as set forth in Section 4.27 of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, shareholders, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between the Seller and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

4.28 Loan Portfolio.

(a) Except as would not reasonably be expected to have a Material Adverse Effect on the Seller, all of the written or oral loan agreements, notes or borrowing arrangements (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) with respect to loans in excess of $250,000 in original principal amount (collectively, “Loans”) originated and held currently and at the Effective Time by the Seller or any of its Subsidiaries, and any other Loans purchased and held currently and at the Effective Time by the Seller or any if its Subsidiaries, were solicited, originated and exist, and will exist at the Effective Time, in material compliance with all applicable loan policies and procedures of the Seller or such Subsidiaries. The information (including electronic information and information contained on tapes and computer disks) with respect to all loans of the Seller and its Subsidiaries furnished to the Buyer by the Seller is, as of the respective dates indicated therein, true and complete in all material respects; provided, however, that such information excludes such information as would identify the name and address or other similar personal information of any customer of the Seller. To the knowledge of the Seller, all loans originated, directly or through third parties, have been originated in material compliance with all federal, state and local laws, including, without limitation, RESPA.

(b) Section 4.28(b) of the Seller Disclosure Schedule sets forth (i) the aggregate outstanding principal amount, as of the date hereof, of all Loans, other than non-accrual Loans, and (ii) the aggregate outstanding principal amount, as of March 31, 2005, of all non-accrual Loans. As of March 31, 2005, the Seller and its Subsidiaries, taken as a whole, did not have outstanding Loans and assets classified as OREO with an aggregate then outstanding, fully committed principal amount in excess of $250,000 net of specific reserves with respect to such Loans and assets, that were designated by the Seller as “special mention,” “substandard,” “doubtful,” “loss” or words of similar import (“Criticized Assets”). Section 4.28(b) of the Seller Disclosure Schedule sets forth (y) a summary of Criticized Assets as of March 31, 2005, by category of Loan (e.g., commercial and consumer), together with the aggregate principal amount of such Loans by category and (z) each asset of the Seller that, as of March 31, 2005, is classified.

4.29 The Seller Information. None of the information supplied or to be supplied by Seller for inclusion in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Seller Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement is made, not misleading.

4.30 Reorganization. Seller and its affiliates have not taken or agreed to take any action, have not failed to take any action and do not know of any fact, agreement, plan or other circumstance, in each case that would or could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE V—COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or by any of the other Transaction Documents, the Seller shall, and shall cause each of its Subsidiaries to: (a) conduct its business in the usual, regular and ordinary course consistent with past practice; (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees; and (c) take no action which would have a Material Adverse Effect or materially delay the ability of the Seller to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or any of the other Transaction Documents.

5.2 The Seller Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or any of the other Transaction Documents, as set forth in the Seller Disclosure Schedule, or with the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed):

(a) Indebtedness. The Seller shall not, nor shall the Seller permit any of its Subsidiaries to, issue any debt securities or otherwise incur, create or assume any indebtedness for borrowed money or modify any of the terms of such outstanding indebtedness, issue warrants or rights to acquire any long-term debt securities, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than the creation of deposit liabilities, up to $125,000,000 of Federal Home Loan Bank borrowings, purchases of federal funds or sales of certificates of deposit in the ordinary course of business and consistent with past practice.

(b) Changes in Stock. The Seller shall not, nor shall the Seller permit any of its Subsidiaries to, (i) adjust, split, combine or reclassify any shares of its capital stock or issue any other securities in respect of, in lieu of, or in substitution for shares of its capital stock, (ii) make, declare or pay any dividend or make any other distribution on, whether payable in cash, stock, property or otherwise, except as contemplated by Section 5.2 of the Seller Disclosure Schedule (iii) directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into (whether currently convertible or only convertible after the passage of time or the occurrence of certain events) or exchangeable for any shares of its capital stock except the acquisition of trading account shares, Trust Account Shares or DPC Shares in the ordinary course of business and consistent with past practices, or (iv) grant any individual, corporation or other entity any right to acquire any shares of its capital stock. Notwithstanding the foregoing, the Seller shall be entitled to (x) receive dividends paid in accordance with applicable law by any of the wholly-owned Subsidiaries of the Seller to the Seller or any of its wholly-owned Subsidiaries, and (y) accept shares of Seller Common Stock as payment of the exercise price of stock options or for withholding taxes incurred in connection with the exercise of Stock Options, or the vesting of Seller Restricted Stock, in each case in accordance with past practice and the terms of the applicable award agreements;

(c) Issuance of Securities. The Seller shall not, nor shall it permit any of its Subsidiaries to, issue, sell, pledge or encumber any additional shares of capital stock or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, except the issuance of capital stock upon the exercise or settlement of stock options, stock appreciation rights, units or other equity rights or obligations under the terms of the applicable Seller Plan in effect on the date hereof, and issuances by a wholly-owned subsidiary of the Seller of its capital stock to its parent or to another wholly-owned subsidiary of the Seller. Notwithstanding the foregoing, the Seller shall not issue any shares of Seller Common Stock under the Employee Stock Purchase Plan;

(d) Dispositions. The Seller shall not, nor shall it permit any of its Subsidiaries to, sell, transfer, lease, assign, mortgage, encumber or otherwise dispose of or agree to sell, transfer, lease, assign, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly-owned subsidiary (so long as no resulting internal reorganization or consolidation involving existing Subsidiaries would present a material risk to or any material delay in the receipt of all Requisite Regulatory Approvals) or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in each case, contemplated by this Section 5.2(d) in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force as of the date of this Agreement;

(e) Investments and Acquisitions. The Seller shall not, nor shall it permit its Subsidiaries to, except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned subsidiary thereof, commit to make such an investment or increase or decrease its equity ownership position in any corporation or other entity in which Seller holds, as of the date of this Agreement, five percent (5%) or greater of any class of voting securities; provided, however, that the terms of this Section 5.2(e) shall not apply to the Seller’s investment securities portfolio or gap position, each of which is expressly covered by Section 5.2(j);

(f) Seller Contracts. The Seller shall not, nor shall it permit its Subsidiaries to, except for transactions in the ordinary course of business consistent with past practice, enter into, terminate, renew or make any change in any Seller Contract;

(g) Compensation and Benefit Plans. The Seller shall not, nor shall it permit its Subsidiaries to, (i) adopt, amend, renew or terminate any Seller Plan or any plan or any agreement, arrangement or plan between the Seller or any of its Subsidiaries and one or more of its current or former directors, officers or employees, (ii) enter into, modify or renew any employment, severance or other agreement with any director, officer or employee of the Seller or any of its Subsidiaries, (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement providing for any benefit to any director, officer or employee, (iv) pay any bonus to any of its officers or employees, (v) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, or (vi) grant any stock options, stock appreciation rights, phantom stock or other equity-based awards, other than (A) in all cases contemplated by clauses (iv) or (v), in the ordinary course of business consistent with past practice, (B) as may be required by applicable law (including as a condition of continued tax qualification or existing agreement), or (C) as set forth on Section 5.2(g) of the Seller Disclosure Schedule;

(h) Litigation. The Seller shall not, nor shall it permit its Subsidiaries to, settle or compromise any material pending or threatened suit, action or claim, or which relates to this Agreement, the Merger or any of the other transactions contemplated hereby or by any of the other Transaction Documents;

(i) Governing Documents. The Seller shall not, nor shall it permit its Subsidiaries to, amend its Articles of Incorporation or other governance documents, or adopt any resolution granting dissenters’ rights or permit any subsidiary to enter into a plan of consolidation, merger or reorganization with any person or entity other than a wholly-owned subsidiary of the Seller;

(j) Investment Portfolio. The Seller shall not, nor shall it permit its Subsidiaries to, other than in the ordinary course of business and in prior consultation with the Buyer, restructure or materially change its investment policies, investment securities portfolio, its hedging strategy or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(k) Lines of Business. The Seller shall not, nor shall it permit its Subsidiaries to, enter into any new line of business that is material to the Seller and its Subsidiaries, taken as a whole, or file any application to relocate or terminate the operations of any banking office of the Seller or any of its Subsidiaries or, other than after prior consultation with the Buyer, materially expand the business currently conducted by the Seller and its Subsidiaries;

(l) Capital Expenditures. The Seller shall not, nor shall it permit its Subsidiaries to, incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, other than in the ordinary course of business consistent with past practice;

(m) Significant Extensions of Credit. The Seller shall not, materially change its loan policies and it shall not, nor shall it permit its Subsidiaries to, make any individual extension of credit in excess of the lower of the legal lending limit as it may change from time to time in the ordinary course of business or $12,000,000;

(n) Accounting. The Seller shall not, nor shall it permit its Subsidiaries to, implement or adopt any material change to its tax accounting or financial accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Seller’s independent accountants where the Buyer has been notified in advance of such changes;

(o) Agreements with Governmental Authorities; Licenses. The Seller shall not, nor shall it permit its Subsidiaries to, commit any act or omission which constitutes a material breach or default by the Seller or any of its Subsidiaries under any agreement with any Governmental Authority or under any material contract or material license to which any of them is a party or by which any of them or their respective properties is bound except to the extent required bylaw;

(p) Representations and Warranties. The Seller shall not, nor shall it permit its Subsidiaries to, take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement or any of the other Transaction Documents, except, in every case, as may be required by applicable law;

(q) Regulatory Approval. The Seller shall not, nor shall it permit its Subsidiaries to, take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement;

(r) Branches. The Seller and its Subsidiaries shall not establish or enter into a contractual obligation to establish any branch operations not in existence on the date of this Agreement; or

(s) Other Agreements. The Seller shall not, nor shall it permit its Subsidiaries to, authorize or agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

5.3 The Buyer Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or any of the other Transaction Documents, the Buyer shall not, and the Buyer shall not permit any of its Subsidiaries to, without the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed:

(a) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, in any of the conditions of the Merger set forth in Article VII of this Agreement not being satisfied or in a violation of any provision of this Agreement or any of the other Transaction Documents, or in the Merger failing to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, except, in every case, as may be required by applicable law;

(b) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement;

(c) amend its Articles of Incorporation or other governance documents in any manner that would create a Materially Burdensome Regulatory Condition or otherwise be materially adverse to the Seller;

(d) declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of its capital stock;

(e) implement or adopt any material change to its tax accounting or financial accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Buyer’s independent accountants where the Seller has been notified in advance of such changes; or

(f) authorize or agree to, or make any commitment to, take any of the actions prohibited by this Section 5.3.

5.4 Control of the Seller’s Business. Nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the operations of the Seller prior to the Effective Time. Prior to the

Effective Time, each of the Seller and the Buyer shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.5 Communications and Notices. Neither the Seller nor the Buyer shall, and neither the Seller nor the Buyer shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of the Buyer, in the case of a proposed announcement or statement by the Seller, or of the Seller, in the case of a proposed announcement or statement by the Buyer; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NASD.

5.6 Certain Tax Matters. Commencing upon execution of this Agreement and continuing through to the Closing, each of Buyer and Seller shall use commercially reasonable efforts to cause the Merger to qualify, and will not take any action, cause any action to be taken, fail to take any commercially reasonable action or cause any commercially reasonable action to fail to be taken, which action or failure to act would or could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE VI—ADDITIONAL AGREEMENTS

6.1 Seller Shareholders Meeting; Regulatory Matters.

(a) The Seller will as promptly as practicable, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Seller Shareholders Meeting”) to be held as soon as possible, and in no event more than thirty (30) days (subject to extension with the consent of the Buyer) following the time when the Registration Statement has become effective, including the Proxy Statement/Prospectus, for the purpose of adopting and approving this Agreement and the Merger.

(b) The Seller’s board of directors has declared this Agreement, each of the other Transaction Documents and the Merger advisable and has adopted a resolution recommending adoption and approval of this Agreement, each of the other Transaction Documents and the Merger by the Seller’s shareholders, and except as provided in Section 6.2, the board of directors of the Seller shall at all times recommend adoption and approval of this Agreement and the Merger by the Seller’s shareholders and such recommendation shall be included in the Proxy Statement/Prospectus. The board of directors of the Seller shall use its reasonable best efforts to obtain from the Seller’s shareholders the required votes in favor of adoption of this Agreement and approval of the Merger, subject to Section 6.2, and nothing contained in this Agreement shall be deemed to relieve the Seller of its obligation to submit this Agreement and the Merger to its shareholders for a vote on the adoption and approval thereof.

(c) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Authorities. The Buyer and the Seller shall have the right to review in advance, and, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, any filing made with, materials submitted to, or correspondence or communication with, any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Notwithstanding the foregoing, nothing in this Section shall be deemed to require either Seller or Buyer to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing consents, approvals and authorizations of Governmental Authorities and having theretofore used reasonable best efforts hereunder to avoid having to take, or to otherwise mitigate, any such action, make any such commitment or agree to any such condition or restriction that would reasonably be expected to have a Material Adverse Effect on either Seller or Buyer (a “Materially Burdensome Regulatory Condition”). Each of Buyer and Seller represents and warrants to the other that, as of the date hereof, and based on all facts reasonably available to it, it has no reason to believe that a Materially Burdensome Regulatory Condition may be imposed. Notwithstanding the foregoing, no requirement that is consistent with applicable statutes or regulations, supervisory letters or other published guidance or published interpretations of a Governmental Authority as in effect as of the date hereof shall constitute a Materially Burdensome Regulatory Condition for purposes of any provision of this Agreement.

(d) The Buyer and the Seller shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Registration Statement, the Proxy Statement/Prospectus or any other statement, filing, notice or application made by or on behalf of the Buyer or the Seller or any of their respective Subsidiaries or Affiliates to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement.

(e) The Buyer and the Seller shall promptly advise each other upon receiving (and the Buyer or the Seller shall so advise with respect to communications received by any subsidiary or Affiliate of the Buyer or the Seller, as the case may be) any communication from any Governmental Authority or third party whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval or third-party consent will not be obtained, or will be subject to a Materially Burdensome Regulatory Condition, or that the receipt of any such approval will be materially delayed.

6.2 No Solicitation.

(a) The Seller agrees that it shall not, and shall not authorize or permit any of its Subsidiaries or any of its, or its Subsidiaries’, directors, officers, employees, agents or representatives (collectively, “Agents”) to, directly or indirectly, solicit, initiate, knowingly encourage, knowingly take any action to facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries or the making of any offer or proposal regarding any Acquisition Transaction, or participate in any discussions or negotiations with, or provide any information to, any Person (other than the Buyer and its Affiliates or representatives) concerning any Acquisition Transaction, or enter into any definitive agreement, arrangement or understanding for any Acquisition Transaction or requiring it, in connection with an Acquisition Transaction, to abandon, terminate or fail to consummate the Merger or any of the other transactions contemplated hereby, or make or authorize any statement, recommendation or solicitation in support of any Acquisition Transaction; provided, that, at any time prior to obtaining the approval of the Seller’s shareholders of this Agreement and the Merger and so long as none of the Seller, its Agents and Subsidiaries and its Subsidiaries’ Agents shall have breached in any material respect any of the provisions of this Section 6.2, the Seller or its Agents may furnish or cause to be furnished information to, and negotiate or otherwise engage in discussions with, any individual or entity that delivers a bona fide written proposal for an Acquisition Transaction if and so long as (i) the board of directors of the Seller determines in good faith by a majority vote (x) after considering the advice of its outside legal counsel, that failing to take such action would be a breach of its fiduciary duties under applicable law and (y) that such proposal for an Acquisition Transaction, after consultation with Seller’s Advisor (or any other nationally recognized investment banking firm), is reasonably likely to lead to a Superior Proposal and (ii) prior to furnishing any information to such individual or entity, the Seller shall enter into a confidentiality agreement with such individual or entity that is no less restrictive to the party making the proposal, in any respect, than the Confidentiality Agreement by and between the Buyer and the Seller (the “Confidentiality Agreement”), and the Seller shall enforce, and shall not waive any of the provisions of, any such confidentiality agreement.

(b) The board of directors of the Seller shall be permitted to withdraw, modify or change in a manner adverse to the Buyer its recommendation to the Seller’s shareholders required under Section 6.1(b) with respect to an unsolicited bona fide written proposal for an Acquisition Transaction if, but only if: (i) after considering the advice of the Seller’s outside legal counsel, the board of directors of the Seller determines in good faith by a majority vote that failing to take such action would be a breach of its fiduciary duties under applicable law; (ii) after consultation with Seller’s Advisor (or any other nationally recognized investment banking firm), the board of directors of the Seller has determined in good faith by a majority vote that such proposal for an Acquisition Transaction is a Superior Proposal; (iii) the board of directors of the Seller has given the Buyer seven (7) business days’ prior written notice of its intention to withdraw, modify or change in a manner adverse to the Buyer its recommendation to the Seller’s shareholders required under Section 6.1(b) (it being understood and agreed that any material amendment or modification of such proposal for an Acquisition Transaction shall result in a new seven (7) full business day period); (iv) the board of directors of the Seller has considered any changes to the Consideration and to this Agreement proposed by the Buyer to the Consideration or to this Agreement; (v) the board of directors of the Seller has determined in good faith by a majority vote, after consultation with the Seller’s outside legal counsel and after consultation with Seller’s Advisor (or any other nationally recognized investment banking firm), that such proposal for an Acquisition Transaction remains a Superior Proposal even after the changes proposed in good faith by the Buyer; and (vi) the Seller and its Agents and Subsidiaries and its Subsidiaries’ Agents have complied in all material respects with this Section 6.2 (provided, that the foregoing shall in no way limit or otherwise affect the Buyer’s right to terminate this Agreement pursuant to Section 8.1(f)). Nothing in this Section 6.2 shall affect the Seller’s obligation to hold the Seller Shareholders Meeting in accordance with Section 6.1.

(c) The Seller immediately will cease, and shall cause its Agents and Subsidiaries and its Subsidiaries’ Agents to cease, all existing activities, discussions and negotiations with any individual or entity conducted heretofore with respect to any proposal for an Acquisition Transaction and request the return or destruction of all confidential information regarding the Seller or its Subsidiaries provided to any such individual or entity prior to the date of this Agreement pursuant to the terms of any confidentiality agreements, and the Seller shall enforce, and shall not waive any of the provisions of, any such confidentiality agreement.

(d) From and after the execution of this Agreement, the Seller shall advise the Buyer within the Notice Period of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to an Acquisition Transaction (including a summary of the material and significant terms and conditions thereof and the identity of the other individual or entity or individuals or entities involved), or its receipt of any request for information from any Governmental Authority with respect to an Acquisition Transaction, and promptly furnish to the Buyer a copy of any such request for information or written proposal in addition to a copy of any information (to the extent not already provided to Buyer) provided to or by any third-party relating thereto. In addition, the Seller shall immediately advise the Buyer, in writing, if the board of directors of the Seller shall make any determination as to any Acquisition Transaction as contemplated by the proviso to the first sentence of Section 6.2(a).

(e) For the purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal for an Acquisition Transaction for 100% of the outstanding voting securities of the Company made by a third party which was not solicited by the Seller or any of its Agents, which in the good faith judgment of the board of directors of the Seller after taking into account all legal, financial, and regulatory aspects of the Acquisition Transaction (including, without limitation, any financing conditions and the likelihood and anticipated timing of consummation), is more favorable from a financial point of view to the Seller’s shareholders than the Merger (including any adjustments to the terms and conditions proposed by the Buyer in good faith in response to such Acquisition Transaction). For purposes of this Agreement, “Acquisition Transaction” means (i) a merger, tender offer, recapitalization, or consolidation, or any similar transaction, involving the Seller or any of its Subsidiaries, (ii) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of the Seller or all or a substantial portion of the assets or deposits of any of its Subsidiaries, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing twenty percent (20%) or more of the voting power of the Seller or any of its Subsidiaries, or (iv) any substantially similar transaction; provided, however, that the term “Acquisition Transaction” shall not include the Merger or the other transactions contemplated hereby or by any of the other Transaction Documents. For purposes of this Agreement, the term “Notice Period” shall mean (x) with respect to written inquiries or proposals or other written materials, written notice as promptly as practicable and in no event later than twenty-four (24) hours after receipt thereof and (y) with respect to oral inquiries, discussions, negotiations or proposals, oral notice as promptly as practicable and in no event later than twenty-four (24) hours after receipt thereof, followed by written notice in no event later than one (1) business day after receipt of such oral inquiries, discussions, negotiations or proposals.

6.3 Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of the Seller and the Buyer, for purposes of such party verifying the representations and warranties of the other party and relating to the Merger and the other matters contemplated by this Agreement or any of the other Transaction Documents, shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, and, during such period, each of the Seller and the Buyer shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state banking laws (other than reports or documents which the Buyer or Seller is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request. Each of Buyer and Seller also shall provide the other party with reasonable access to officers, employees and agents and with copies of all periodic reports to the its senior management. Neither the Seller or the Buyer nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such party’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements, under circumstances in which the restrictions of the preceding sentence apply. No investigation by the Seller or the Buyer or their respective representatives shall affect the representations and warranties of the other party set forth herein.

(b) With respect to all information furnished by one party to the other party or its representatives under this Agreement, the parties shall comply with, and shall cause their respective representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

6.4 Legal Conditions to Merger. Each of the Buyer and the Seller shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Authority and any other third party that is required to be obtained by the Buyer or the Seller or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.5 Registration Statement; Registration Rights Agreement.

(a) The Seller and Buyer agree to cooperate with each other in the preparation of a registration statement on Form S-4 (the “Registration Statement”) to be filed by the Buyer with the SEC for purposes of registering the issuance of the Buyer Common Stock in exchange for Seller Common Stock in connection with the Merger (including the prospectus for the issuance of such Buyer Common Stock and the proxy statement and other proxy solicitation materials of Seller constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). Seller agrees to cooperate with the Buyer and the Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Seller’s Advisor and independent auditor in connection with the Registration Statement and the Proxy Statement/Prospectus. As promptly as reasonably practicable after the date hereof but in no event later than forty-five (45) days after the date hereof, the Buyer shall file the Registration Statement with the SEC in connection with the issuance of the Buyer Common Stock in the Merger. The Buyer agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. The Buyer also agrees to use reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, the Seller, at its expense, shall promptly mail the Proxy Statement/Prospectus to its shareholders.

(b) The Seller and Buyer each further agree that if either shall become aware prior to the Effective Time of any information that would cause any of the statements in the Registration Statement and/or the Proxy Statement/Prospectus previously provided to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, each shall promptly inform the other party thereof and shall take such steps as are reasonably necessary to amend or supplement the Proxy Statement/Prospectus.

(c) The Buyer will advise Seller, promptly after the Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose.

(d) The Buyer shall notify the Seller promptly of the receipt of any comments of the SEC with respect to the Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the Seller copies of all correspondence between the Buyer or any representative of the Buyer and the SEC. The Buyer shall give the Seller and its counsel the opportunity to review and comment upon the Proxy Statement/Prospectus prior to its being filed with the SEC and shall give the Seller and its counsel the opportunity to review and comment upon all amendments and supplements to the Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. The Proxy Statement/Prospectus and all amendments and supplements thereto shall be in a form reasonably satisfactory to the Seller and its counsel. Each of the Buyer and the Seller agrees to use its reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement/Prospectus and all required amendments and supplements thereto to be mailed to the holders of Seller Common Stock entitled to vote at the Seller Shareholders Meeting referred to in Section 6.1(a) at the earliest practicable time (but in no event later than one (1) week following the time when the Registration Statement has become effective).

(e) On the date hereof, the Buyer has entered into the Registration Rights Agreement.

6.6 Employment and Benefit Matters.

(a) Provision of Benefits. As soon as practicable after the Effective Time, but in no event later than January 1, 2006, the Buyer agrees to provide the employees of the Seller and its Subsidiaries who remain so after the Effective Time (the “Seller Employees”) with the types and levels of compensation and employee benefits maintained by the Buyer for similarly-situated employees of the Buyer or the Buyer Banks. The

Buyer will treat, and cause the applicable benefit plans to treat, the service of the Seller Employees with the Seller or any Subsidiary of the Seller (or any of their respective predecessors) attributable to any period before the Effective Time as service rendered to the Buyer or any Subsidiary of the Buyer for all purposes including purposes of eligibility to participate, vesting and benefit accrual (except for purposes of benefit accrual under any defined benefit pension plan or as would result in a duplication of benefits). Without limiting the foregoing, the Buyer shall not treat any Seller Employee as a “new” employee for purposes of any exclusions under any health or similar plan of the Buyer or any Subsidiary of the Buyer for a pre-existing medical condition, and any deductibles paid under any of the Seller’s or its Subsidiaries’ health plans shall be credited towards deductibles under the health plans of the Buyer or any subsidiary of the Buyer upon delivery to the Buyer of appropriate documentation. The Buyer will make appropriate arrangements with its insurance carrier(s) to ensure such result.

(b) Continuation of Plans. Notwithstanding anything to the contrary contained herein, nothing herein shall limit the right of Buyer to terminate, merge or continue any employee benefit plans and programs of the Seller in its sole discretion; provided, however, that the Buyer shall continue to provide Seller Employees with compensation and benefits no less favorable in the aggregate than the compensation and benefits provided to such employees immediately prior to the Effective Time and shall maintain the Seller Pension Plans and Seller Benefit Plans (other than stock-based or incentive plans), in each case, until the Seller Employees are permitted to participate in the plans of the Buyer or any subsidiary of the Buyer in accordance with Section 6.6(a). Nothing in this Agreement shall alter or limit the Buyer’s obligations, if any, under ERISA, as amended by the Consolidated Omnibus Budget Reconciliation Act of 1985 and/or the Health Insurance Portability and Accountability Act of 1996 with respect to the rights of the Seller Employees and their qualified beneficiaries in connection with the group health plan maintained by the Seller as of the Effective Time. Seller Employees who are not party to an individual employment or severance agreement and experience a qualifying termination of employment during the two-year period following the Effective Time shall receive severance benefits pursuant to the Boston Private Financial Holdings, Inc. Severance Policy as in effect on the date hereof or subsequently enhanced.

(c) Continuation of Employment. No provision of this Section 6.6 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Seller or any Subsidiary of the Seller in respect of continued employment (or resumed employment) with the Buyer, or any of the Buyer’s Subsidiaries and no provision of this Section 6.6 shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee program or any plan or arrangement which may be established by the Buyer or any of its Subsidiaries. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of the Buyer or any of its Subsidiaries.

6.7 Directors’ and Officers’ Indemnification and Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer, agent or employee of the Seller or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, agent or employee of the Seller, any of the Seller’s Subsidiaries or any of their respective predecessors or (ii) this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, the Buyer shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Buyer; provided, however, that (w) the Buyer shall have the right to assume the defense thereof (provided the Buyer confirms in writing to the Indemnified Party its obligations to indemnify such party to the fullest extent permitted by law and provided the Buyer is at least “adequately capitalized” as defined in the relevant prompt corrective action regulations) and upon such assumption the Buyer shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the Buyer elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between the Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Buyer, and the Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (x) the Buyer shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, unless the proposed counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest among such parties, in which case the Buyer shall pay the reasonable fees and expenses of one additional counsel to the extent necessary to avoid such conflict, (y) the Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (z) the Buyer shall have no obligation under this Section 6.7(a) to any Indemnified Party when and if, and only to the extent, a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Buyer thereof, provided, that the failure to so notify shall not affect the obligations of the Buyer under this Section 6.7 except to the extent such failure to notify materially prejudices the Buyer. The Buyer’s obligations under this Section 6.7 shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Notwithstanding the foregoing, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or by-laws (or comparable organizational documents), and any existing indemnification agreements set forth in Section 6.7 of the Seller Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time or taken at the request of Buyer pursuant to Section 6.8 hereof.

(b) Buyer shall maintain Seller’s existing directors’ and officers’ liability insurance (the “D&O Insurance”) covering persons who are currently covered by Seller’s D&O Insurance for six (6) years following the Effective Time on terms not less favorable than those in effect on the date hereof and shall at the Effective Time provide evidence to Seller of such extension of coverage; provided, however, that Buyer may substitute therefor policies providing equivalent coverage and containing terms and conditions no less favorable than those in effect on the date hereof; provided, that in no event shall Buyer be required to expend annually in the aggregate an amount in excess of 250% of the annual premiums currently paid by Seller (which current amount is set forth in Section 6.7 of the Seller Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided further that if Buyer is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Buyer shall obtain as much comparable insurance as is available for the Insurance Amount.

(c) In the event the Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Buyer assume the obligations set forth in this section.

(d) The provisions of this Section 6.7 are intended to be for the benefit of, and enforceable by, each Indemnified Party and his or her heirs and representatives, and nothing herein shall affect any indemnification rights that any Indemnified Party and his or her heirs and representatives may have under the Articles of Incorporation or Bylaws of the Seller or the equivalent documents of any of the Seller’s Subsidiaries, any contract or applicable law.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and the other Transaction Documents or to vest Buyer with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and the other Transaction Documents and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, the Buyer.

6.9 Advice of Changes. The Buyer and the Seller shall each promptly notify the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and provided, further, that no failure to provide notice pursuant to this Section 6.9 shall cause the failure to be satisfied of any condition set forth in Article VII or provide a basis for termination of this agreement under Article VIII unless the underlying change or event would cause such failure or provide such a basis.

6.10 Current Information.

(a) As soon as practicable, each of the Buyer and the Seller will furnish to the other party copies of all such financial statements and reports as it or any of its Subsidiaries shall send to its shareholders or any Governmental Authority, to the extent any such reports furnished to any such Governmental Authority are not confidential and except as legally prohibited thereby, and will furnish to the other party such additional financial data as the other party may reasonably request.

(b) Promptly upon receipt thereof, each of the Buyer and the Seller will furnish to the Buyer copies of all reports submitted to it and its Subsidiaries by independent auditors in connection with each annual, interim or special audit of the books of it and its Subsidiaries made by such auditors.

(c) Each of the Buyer and the Seller will promptly notify the other party of any material change in the normal course of business or in the operation of the properties of it or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving it or any of its Subsidiaries, and will keep the other party reasonably informed of such events.

6.11 Participation in Certain Actions and Proceedings. The Buyer shall have the right to participate in the defense of any action, suit or proceeding instituted against the Seller (or any of its directors of officers) before any Governmental Authority or threatened by any Governmental Authority, to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement or by any of the other Transaction Documents, or to seek damages or a discovery order in connection with such transactions.

6.12 ALCO Management. Except as otherwise required by applicable law or regulation, the Seller agrees, and agrees to cause its Subsidiaries, to manage their respective assets and liabilities in accordance with Seller’s asset and liability management policy as in effect on the date hereof, unless otherwise agreed by the parties. The Seller shall not, nor shall it permit is Subsidiaries to, amend or modify such policy or policies relating to lending, investment and other mutual operations, without express written consent of the Buyer. The Seller and the Buyer agree to consult on investment programs to be administered by the Seller Subsidiaries.

6.13 Reservation, Issuance and Registration of Buyer Common Stock. The Buyer shall reserve and make available for issuance in connection with the Merger and in accordance with the terms and conditions of this Agreement such number of shares of Buyer Common Stock to be issued to the shareholders of Seller in the Merger pursuant to Article I hereof.

ARTICLE VII—CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a) Shareholders’ Approval. This Agreement and the transactions contemplated hereby, including, without limitation, the Merger, shall have been adopted and approved by the Requisite Affirmative Vote of the holders of shares of Seller Common Stock present and voting at the Seller Shareholders Meeting in accordance with applicable law.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as “Requisite Regulatory Approvals”) and no Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(c) Third Party Consents. All consents or approvals of all Persons (other than Governmental Entities) required for consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect on Buyer or Seller.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, materially restricts or makes illegal consummation of the Merger.

(e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for the purpose shall have been initiated or threatened by the SEC or any Governmental Authority.

(f) Blue Sky Approvals. All permits and other authorizations under state securities laws and other authorizations necessary to consummate the Merger shall have been received and be in full force and effect.

(g) NASDAQ Listing. The Buyer Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ National Market, subject to official notice of issuance, prior to the Effective Time of the Merger.

7.2 Conditions to the Obligations of the Buyer. The obligation of the Buyer to effect the Merger is also subject to the satisfaction or waiver by the Buyer, at or prior to the Effective Time, of the following conditions:

(a) Absence of Material Adverse Changes. There shall not have occurred any change in the business, financial condition or results of operations of the Seller or any of its Subsidiaries which has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller.

(b) Representations and Warranties. Each of the representations and warranties of the Seller contained in this Agreement, or portion thereof, which is qualified by Material Adverse Effect shall be true and correct (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date) and each of the representations and warranties of the Seller contained in this Agreement, or portion thereof, which is not so qualified shall be true and correct (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date), except for such inaccuracies as, individually or in the aggregate, would not have a Material Adverse Effect on the Seller, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of the Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to such effect.

(c) Performance of Obligations of the Seller. The Seller shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Buyer shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer to such effect.

(d) Employment Agreement. Steven D. Hayworth shall have entered into an Employment Agreement with the Buyer and such Employment Agreement shall be in full force and effect; provided, however, that the failure of such Employment Agreement to be in full force and effect as a result of Mr. Hayworth’s death or disability prior to the Effective Time shall not be considered a failure of this condition.

(e) Opinion of Tax Counsel. Buyer shall have received an opinion from Goodwin Procter LLP, special counsel to Buyer, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (1) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (2) each of Buyer and Seller will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. In rendering its opinion, Goodwin Procter LLP may require and rely upon representations contained in certificates of officers of each of Buyer and Seller.

7.3 Conditions to the Obligations of the Seller. The obligation of the Seller to effect the Merger is also subject to the satisfaction or waiver by the Seller, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Buyer contained in this Agreement, or portion thereof, which is qualified by Material Adverse Effect shall be true and correct (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date) and each of the representations and warranties of the Buyer contained in this Agreement, or portion thereof, which is not so qualified shall be true and correct (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date), except for such inaccuracies as, individually or in the aggregate, would not have a Material Adverse Effect on the Buyer, and Seller shall have received a certificate, dated the Closing Date, signed on behalf of the Buyer by the President and the Chief Financial Officer of Buyer to such effect.

(b) Performance of Obligations of the Buyer. The Buyer shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Seller shall have received a certificate signed by the President and the Chief Financial Officer to such effect.

(c) Opinion of Tax Counsel. Seller shall have received an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to Seller, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (1) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (2) each of Buyer and Seller will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. In rendering its opinion, Wachtell, Lipton, Rosen & Katz may require and rely upon representations contained in certificates of officers of each of Buyer and Seller.

ARTICLE VIII—TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the transactions contemplated hereby by the shareholders of the Seller:

(a) by mutual consent of the Seller and the Buyer in a written instrument, by action of their respective boards of directors;

(b) by either the board of directors of the Buyer or the board of directors of the Seller if any Governmental Authority of competent jurisdiction that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable, or any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (which order the parties shall have used their best efforts to lift);

(c) by either the board of directors of the Buyer or the board of directors of the Seller if the Merger shall not have been consummated on or before December 31, 2005, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either the board of directors of the Buyer or the board of directors of the Seller (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained herein (which breach would entitle the terminating party not to close under Article VII) which breach is not cured after thirty (30) days written notice thereof is given to the party committing such breach;

(e) by either the Buyer or the Seller if the approval of the Seller’s shareholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such party’s shareholders or at any adjournment thereof; or

(f) by the Buyer, if (i) the board of directors of the Seller shall have failed to publicly recommend to the shareholders of the Seller that such shareholders vote in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby, (ii) the board of directors of the Seller shall have withdrawn, modified or amended such recommendation in a manner adverse to the Buyer, (iii) the Seller or any of its Agents or Subsidiaries or its Subsidiaries’ Agents shall have breached Section 6.2 of this Agreement; or (vi) Seller shall have breached its obligations to call, give notice and commence the Seller Shareholder Meeting.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Buyer or the Seller as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of the Buyer, the Seller, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.3 (Access to Information), 8.2 (Effect of Termination), and 9.2 (Expenses) and all other obligations of the parties specifically and expressly intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; and (ii) notwithstanding anything to the contrary contained in this Agreement, neither the Buyer nor the Seller shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement. Notwithstanding the foregoing, the Shareholder Voting Agreements shall remain in full force and effect in accordance with their terms.

(b) In the event this Agreement is terminated by:

(i) the Buyer pursuant to Section 8.1(f);

(ii) either the Buyer or the Seller pursuant to Section 8.1(e), in circumstances where the board of directors of the Seller shall have (A) failed to publicly recommend to the shareholders of the Seller that such shareholders vote in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby, (B) withdrawn, modified or amended such recommendation in a manner adverse to the Buyer or (C) failed to recommend rejection of a tender or exchange offer relating to the Seller Common Stock commenced by a third party or made no recommendation in connection therewith; or

(iii) either the Buyer or the Seller pursuant to Section 8.1(e), in circumstances where within twelve (12) months of such termination, the Seller shall have entered into a definitive agreement to engage in or shall have consummated an Acquisition Transaction (a “Subsequent Acquisition”) with any person other than the Buyer or any Affiliate of the Buyer, and after the date hereof and prior to the time of such termination or event giving rise to such termination, either (x) it shall have been publicly announced that any Person (other than the Buyer or any Affiliate of the Buyer) shall have (A) made, or disclosed an intention to make, a bona fide offer to engage in an Acquisition Transaction, or (B) filed an application (or given a notice), whether in draft or final form, with appropriate Governmental Authorities, for approval to engage in an Acquisition Transaction (either of the events in (A) or (B) being referred to as a “Pre-Termination Acquisition Transaction Offer”) or (y) a Pre-Termination Acquisition Offer shall have been made known to Seller.

then Seller shall make a single cash payment to the Buyer in the amount of Eleven Million Five Hundred Thousand Dollars ($11,500,000) in the case of (i) or (ii), upon such termination and, in the case of (iii), upon the consummation of the Subsequent Acquisition. Any payment required under this Section 8.2(c) shall be payable by the Seller to the Buyer (by wire transfer of immediately available funds to an account designated by the Buyer) within two (2) business days after demand by the Buyer; provided, that the Seller shall make such payment prior to and as a condition of any termination of this Agreement by the Seller under the circumstances set forth in clause (ii) above.

8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken by the parties hereto, at any time before or after approval of the matters presented in connection with the Merger to the shareholders of the Seller; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Seller, no amendment of this Agreement shall be made which by law requires further approval by the shareholders of the Seller without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of the Seller, no extension or waiver of this Agreement or any portion thereof shall be made which by law requires further approval by the shareholders of the Seller without obtaining such approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX—MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Sections 6.6 (Employment and Benefit Matters) and 6.7 (Directors’ and Officers’ Indemnification and Insurance) and any other section which by its terms specifically applies in whole or in part after the Effective Time.

9.2 Expenses. Except as set forth in Section 8.2, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

9.3 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy, cable, telegram or telex addressed as follows:

(a) If to the Buyer, to:	Margaret W. Chambers, Esq.
Boston Private Financial Holdings, Inc.
Ten Post Office Square
Boston, MA 02109
Tel: (617) 912-1900
Fax: (617) 912-4491

with required copies to:	William P. Mayer, Esq.
Kathryn I. Murtagh, Esq.
Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Tel: (617) 570-1000
Fax: (617) 523-1231

(b) If to the Seller, to:	Steven D. Hayworth
President and Chief Executive Officer
Gibraltar Financial Corporation
220 Alhambra Circle, Fifth Floor
Coral Gables, FL 33134
Tel: (305) 476-1982
Fax: (305) 556-2425

with required copies to:	Edward D. Herlihy, Esq.
Lawrence S. Makow, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Tel: (212) 403-1000
Fax: (212) 403-2000

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed or otherwise sent as provided above.

9.4 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No provision of this Agreement shall be construed to require the Seller or the Buyer or any of their respective Subsidiaries or Affiliates to take any action which would violate applicable law, rule or regulation. The phrases “the date of this

Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to be April 18, 2005.

9.5 Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts without regard to any applicable conflicts of laws principles except to the extent mandatory provisions of federal law or the Laws of the State of Florida apply.

9.8 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.9 Assignment; Reliance of Other Parties. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided herein, including Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

9.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11 Definitions. Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

“Acquisition Transaction” shall have the meaning ascribed thereto in Section 6.2(e) hereof.

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agents” shall have the meaning ascribed thereto in Section 6.2(a) hereof.

“Aggregate Buyer Share Amount” shall have the meaning ascribed thereto in Section 2.1(b).

“Aggregate Cash Amount” shall have the meaning ascribed thereto in Section 2.1(b).

“Aggregate Closing Transaction Value” shall have the meaning ascribed thereto in Section 2.1(b).

“Aggregate SARs Amount” shall have the meaning ascribed thereto in Section 2.1(b).

“Aggregate SARs Exercise Price” shall have the meaning ascribed thereto in Section 2.1(b).

“Aggregate Seller Share Amount” shall have the meaning ascribed thereto in Section 2.1(b).

“Agreement” shall have the meaning ascribed thereto in the preamble.

“Articles of Merger” shall have the meaning ascribed thereto in Section 1.3 hereof.

“Bank Common Stock” shall have the meaning ascribed thereto in Section 4.2(b) hereof.

“Bank Regulator” shall mean and include, any pertinent federal or state Governmental Authority charged with the supervision of banks or bank or financial holding companies or engaged in the insurance of bank deposits including without limitation, the OTS, the FRB, the FDIC, the Florida Commissioner, the MBBI and the MHPF.

“Bank Secrecy Act” shall mean the Federal Bank Secrecy Act, as amended, and its implementing regulations.

“BHC Act” shall mean the Bank Holding Company Act of 1956, as amended.

“Buyer” shall have the meaning ascribed thereto in the preamble.

“Buyer 10-K” shall have the meaning ascribed thereto in Section 3.5.

“Buyer Balance Sheet” shall have the meaning ascribed thereto in Section 3.6.

“Buyer Banks” shall have the meaning ascribed thereto in Section 3.11 hereof.

“Buyer Bylaws” shall have the meaning ascribed thereto in Section 3.1.

“Buyer Common Stock” shall mean shares of Buyer’s Common Stock, $1.00 par value.

“Buyer Disclosure Schedule” shall mean the schedule delivered by Buyer to Seller setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in this Agreement or as an exception to one or more representations contained herein; provided, however, that the mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation shall not be deemed an admission by Buyer that such item was required to be disclosed therein.

“Buyer Finance Subsidiaries” shall have the meaning ascribed thereto in Section 3.10(d) hereof.

“Buyer Preferred Stock” means shares of Buyer preferred stock, $1.00 par value per share.

“Buyer Regulatory Agreement” shall have the meaning ascribed thereto in Section 3.16 hereof.

“Buyer Reports” shall have the meaning ascribed thereto in Section 3.5.

“Buyer SEC Reports” shall have the meaning ascribed thereto in Section 3.5.

“Cash Election Shares” shall have the meaning ascribed thereto in Section 2.1(f).

“C.F.R.” shall mean the Code of Federal Regulations.

“Closing” shall have the meaning ascribed thereto in Section 1.4 hereof.

“Closing Date” shall have the meaning ascribed thereto in Section 1.4 hereof.

“Code” shall have the meaning ascribed thereto in the recitals.

“Confidentiality Agreement” shall have the meaning ascribed thereto in Section 6.2(a) hereof.

“Consideration” shall have the meaning ascribed thereto in Section 2.1(a).

“Converted Cash Election Shares” shall have the meaning ascribed thereto in Section 2.1(g).

“Converted Stock Election Shares” shall have the meaning ascribed thereto in Section 2.1(g).

“CRA” shall mean the Community Reinvestment Act of 1977, as amended.

“Criticized Assets” shall have the meaning ascribed thereto in Section 4.28(b) hereof.

“Deal Value Per Share” shall have the meaning ascribed thereto in Section 2.1(b).

“D&O Insurance” shall have the meaning ascribed thereto in Section 6.7(b) hereof.

“Derivative Transactions” shall have the meaning ascribed thereto in Section 4.21(b) hereof.

“Dissenting Shares” shall have the meaning ascribed thereto in Section 2.5 hereof.

“DPC Shares” shall have the meaning ascribed thereto in Section 2.1(e) hereof.

“Effective Time” shall have the meaning ascribed thereto in Section 1.3 hereof.

“Election” shall have the meaning ascribed thereto in Section 2.1(f).

“Election Deadline” shall have the meaning ascribed thereto in Section 2.3(b).

“Election Form” shall have the meaning ascribed thereto in Section 2.1(f).

“Employee Stock Purchase Plan” means Seller’s Amended and Restated 1996 Key Employee Stock Purchase Plan and Amended and Restated 1996 Employee Payroll Deduction Stock Purchase Plan.

“Equity Investment” shall mean any corporation, limited liability company, limited liability partnership, partnership, joint venture, trust, association or other entity which is not a subsidiary of the Seller, as the case may be, and in which (a) the Seller, directly or indirectly, owns or controls any shares in excess of five (5) percent of any class of the outstanding voting securities or other equity interests, including, without limitation, an equity investment, as such term as of the date hereof is defined in the FDIC’s rules and regulations regarding activities and investments of insured state banks at 12 C.F.R. § 362.2(g) or (b) the Seller or one of its Subsidiaries is a general partner or member manager, or serves in a similar capacity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exception Share” shall have the meaning ascribed thereto in Section 2.1(e).

“Excess ESPP Shares” shall have the meaning ascribed thereto in Section 2.10(a).

“Excess Option Shares” shall have the meaning ascribed thereto in Section 2.1(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning ascribed thereto in Section 2.1(f) hereof.

“Exchange Ratio” shall have the meaning ascribed thereto in Section 2.1(b) hereof.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“Final Buyer Share Value” shall have the meaning ascribed thereto in Section 2.1(c).

“Finance Laws” shall have the meaning ascribed thereto in Section 3.10(d) hereof.

“Florida Commissioner” shall mean the State Comptroller Department of Banking and Finance of the State of Florida or any successor thereto.

“Florida Statutes” shall have the meaning ascribed thereto in Section 1.1 hereof.

“FRB” shall mean the Board of Governors of the Federal Reserve System, or any successor thereto.

“GAAP” shall mean generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authority” shall mean any United States or foreign, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including without limitation, the Bank Regulators, the applicable state securities authorities, the SEC and the NASD courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Indemnified Parties” shall have the meaning ascribed thereto in Section 6.7(a) hereof.

“Insurance Amount” shall have the meaning ascribed thereto in Section 6.7(b) hereof.

“IRS” shall mean the Internal Revenue Service.

“Loans” shall have the meaning ascribed thereto in Section 4.28(a) hereof.

“Material Adverse Effect” shall mean, with respect to any Person, a change or effect that is materially adverse to the business, results of operations or financial condition of such Person and its Subsidiaries taken as a whole; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes, after the date hereof, in laws and regulations or interpretations thereof by Governmental Authorities generally applicable to depository institutions and their holding companies (including, without limitation, changes in state and federal tax law, and changes in insurance deposit assessment rates and special assessments with respect thereto) but not uniquely relating to Buyer or Seller, (b) changes, after the date hereof, in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, but not uniquely relating to Buyer or Seller, (c) actions and omissions of one party or any of its Subsidiaries taken with the prior written consent of the other party, (d) changes, after the date hereof, in general economic or market conditions affecting banks or their holding companies generally in the United States or in the Southeastern United States, and (e) changes resulting from the announcement of this Agreement and the transactions contemplated hereby.

“Materially Burdensome Regulatory Condition” shall have the meaning ascribed thereto in Section 6.1(c) hereof.

“Material Contract” shall mean any contract or agreement which is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC.

“MBBI” shall mean the Massachusetts Board of Bank Incorporation or any successor thereto.

“MBCA” shall mean Chapter 156D of the General Laws of Massachusetts, also known as the Massachusetts Business Corporation Act.

“Measurement Price” shall have the meaning ascribed thereto in Section 2.1(b).

“Merger” shall have the meaning ascribed thereto in the recitals.

“MHPF” shall mean the Massachusetts Housing Partnership Fund or any successor thereto.

“NASD” shall mean the National Association of Securities Dealers.

“New Certificate” shall have the meaning ascribed thereto in Section 2.3(a).

“New Share” shall have the meaning ascribed thereto in Section 2.3(a).

“No-Election Shares” shall have the meaning ascribed thereto in Section 2.1(f).

“Notice Period” shall have the meaning ascribed thereto in Section 6.2(e) hereof.

“OCC” shall mean the Office of the Comptroller of the Currency or any successor thereto.

“Old Certificate” shall have the meaning ascribed thereto in Section 2.1(e).

“Old Share” shall have the meaning ascribed thereto in Section 2.1(e).

“OREO” shall mean Other Real Estate Owned.

“Other Cash Consideration” shall have the meaning ascribed thereto in Section 2.1(c).

“OTS” shall mean the Office of Thrift Supervision or any successor thereto.

“Patriot Act” shall mean the USA PATRIOT Act of 2001 and the regulations promulgated thereunder.

“Permit” shall have the meaning ascribed thereto in Section 3.10(a) hereof.

“Per SARs Cash Amount” shall have the meaning ascribed thereto in Section 2.1(b).

“Per Share Cash Consideration” shall have the meaning ascribed thereto in Section 2.1(a).

“Per Share Stock Consideration” shall have the meaning ascribed thereto in Section 2.1(a).

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any governmental agency or political subdivision thereof.

“Pre-Termination Acquisition Transaction Offer” shall have the meaning ascribed thereto in Section 8.2(b) hereof.

“Proxy Statement/Prospectus” shall have the meaning ascribed thereto in Section 6.5(a) hereof.

“Registration Rights Agreement” shall have the meaning ascribed thereto in the recitals.

“Registration Statement” shall have the meaning ascribed thereto in Section 6.5(a) hereof.

“Regulatory Agreement” shall have the meaning ascribed thereto in Section 4.10 hereof.

“Requisite Affirmative Vote” shall have the meaning ascribed thereto in Section 4.4 hereof.

“Requisite Regulatory Approvals” shall have the meaning ascribed thereto in Section 7.1(b) hereof.

“RESPA” shall mean the Real Estate Settlement Procedures Act of 1974, as amended.

“SARs Cash Amount” shall have the meaning ascribed thereto in Section 2.1(b) hereof.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning ascribed thereto in the preamble.

“Seller Balance Sheet” shall have the meaning ascribed thereto in Section 4.5 hereof.

“Seller Bank” shall mean Gibraltar Bank, FSB, a federally chartered savings bank and subsidiary of the Seller.

“Seller Benefit Plans” shall have the meaning ascribed thereto in Section 4.15(a) hereof.

“Seller Bylaws” shall have the meaning ascribed to such term in Section 4.1 hereof.

“Seller Common Stock” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Seller Contracts” shall have the meaning ascribed to such term in Section 4.18 hereof.

“Seller Disclosure Schedule” shall mean the schedule delivered by Seller to Buyer setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in this Agreement or as an exception to one or more representations contained herein; provided, however, that the mere inclusion of an item in the Seller Disclosure Schedule as an exception to a representation shall not be deemed an admission by Seller that such item was required to be disclosed therein.

“Seller Employees” shall have the meaning ascribed thereto in Section 6.6(a) hereof.

“Seller Finance Subsidiaries” shall have the meaning ascribed thereto in Section 4.13(c) hereof.

“Seller Intellectual Property” shall have the meaning ascribed thereto in Section 4.26 hereof.

“Seller Option” shall have the meaning ascribed thereto in Section 2.7 hereof.

“Seller Other Plans” shall have the meaning ascribed thereto in Section 4.15(a) hereof.

“Seller Pension Plans” shall have the meaning ascribed thereto in Section 4.15(a) hereof.

“Seller Plans” shall have the meaning ascribed thereto in Section 4.15(a).

“Seller Reports” shall have the meaning ascribed thereto in Section 4.9(b) hereof.

“Seller Restricted Stock” shall have the meaning ascribed thereto in Section 2.9 hereof.

“Seller’s Advisor” shall have the meaning ascribed thereto in Section 4.6 hereof.

“Seller SAR” shall mean any Seller stock appreciation rights granted under a Seller Plan.

“Seller SAR Plan” shall mean the Seller 1999 Phantom Stock Incentive Plan, as amended.

“Seller Shareholders’ Agreement” shall mean that certain Shareholders’ Agreement among the Seller and the individuals and entities identified therein dated as of July 1, 1998, as amended and supplemented to date.

“Seller Shareholders Meeting” shall have the meaning ascribed thereto in Section 6.1(a) hereof.

“Seller Stock Plan” shall mean the equity-based compensation plans of the Seller.

“Share Adjustment Amount” shall have the meaning ascribed thereto in Section 2.1(c).

“Shareholder Voting Agreements” shall have the meaning ascribed thereto in the recitals.

“Stock Conversion Number” shall have the meaning ascribed thereto in Section 2.1(g).

“Stock Election Shares” shall have the meaning ascribed thereto in Section 2.1(f).

“Stock-Selected No-Election Shares” shall have the meaning ascribed thereto in Section 2.1(g).

“Subsequent Acquisition” shall have the meaning ascribed thereto in Section 8.2(b)(iii) hereof.

“Subsidiaries” shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least twenty percent (20%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Superior Proposal” shall have the meaning ascribed thereto in Section 6.2(e) hereof.

“Surviving Corporation” shall have the meaning ascribed thereto in Section 1.1 hereof.

“Tax” shall mean any federal, state, country, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax, whether disputed or not.

“Transaction Documents” shall mean this Agreement, and the Shareholder Voting Agreements.

“Trust Account Shares” shall have the meaning ascribed thereto in Section 2.1(e) hereof.

“U.S.” shall mean the United States of America.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/S/ WALTER M. PRESSEY
Name: Walter M. Pressey
Title: President

GIBRALTAR FINANCIAL CORPORATION

By:	/S/ STEVEN D. HAYWORTH
Name: Steven D. Hayworth
Title: President and Chief Executive

[Signature Page to Agreement and Plan of Merger]